Exhibit 2.1

ASSET PURCHASE AGREEMENT

BETWEEN

ALUMA ENTERPRISES INC.

ALUMA SYSTEMS CANADA INC.

ALUMA SYSTEMS ONTARIO LTD.

ALUMA SYSTEMS USA INC.

ALUMA SYSTEMS INTERNATIONAL INC.

ALUMA INTERNATIONAL

ALUMA RDC INC.

55 COSTA ROAD INC.

1930653 NOVA SCOTIA LIMITED

CHESBOROUGH CONSTRUCTION LIMITED

AND

BRAND SERVICES, INC.

May 19, 2005

TABLE OF CONTENTS

1.	Purchase and Sales of the Assets	2
	A. Purchase and Sale	2
	B. Purchase Price	2
	C. Assumed Liabilities and Ancillary Agreements	2
	D. Excluded Liabilities	2
	E. RDC Real Properties	2

2.	Closing, Purchase Price Allocation and Adjustment, Transfer Taxes and Tax Elections	3
	A. Closing	3
	B. Allocation of Purchase Price	4
	C. Preliminary Purchase Price Adjustment	4
	D. Final Purchase Price Adjustment	5
	E. Transfer Taxes	7
	F. Tax Elections	8

3.	Conditions to the Transactions	8
	A. Conditions in Favour of the Aluma Group	8
	B. Conditions in Favour of the Purchaser	9
	C. Satisfaction, Waiver and Release of Conditions	9

4.	Representations, Warranties and Covenants	9
	A. Representations and Warranties of the Aluma Group	9
	B. Representations and Warranties of the Purchaser	9
	C. Survival of Representations, Warranties and Covenants	9

5.	Indemnification	9
	A. Indemnification by the Aluma Group	9
	B. Indemnification by the Purchaser	10
	C. Terms and Conditions of Indemnification	11
	D. Escrow Account	11

6.	Covenants	12
	A. Conduct of Business by the Aluma Group	12
	B. Non-Assignment of Assumed Contracts	15
	C. Books and Records After Closing	16
	D. Continuing Existence	16
	E. COBRA Continuation Coverage	16
	F. Change of Corporate Names; License to Use Name	17
	G. Equipment Count	17
	H. Customer Interviews	19
	I. Phase II Audits	19
	J. Multi-employer Pension Plans	20

7.	Employment Matters	21
	A. Offers of Employment	21
	B. Termination Payments	21
	C. Services Agreement	22
	D. The Aluma Group’s Obligations	23
	E. The Purchaser’s Obligations	23
	F. Participation of Hired Employees in Purchaser’s Plans	24

8.	Implementation	25
	A. General	25
	B. Defense of Legal Proceedings	26
	C. Access to Information and Real Property; Confidentiality	26
	D. Regulatory Approvals	27
	E. Cooperation; Communication with Agencies	27

9.	Termination and Amendment of Agreement	28
	A. Termination	28
	B. Non-Solicitation	29
	C. Result of Termination	29

10.	Confidentiality and Public Disclosure	29

11.	General	30
	A. Definitions	30
	B. Assignment; Designee(s)	30
	C. Binding Effect	30
	D. Representatives	30
	E. Responsibility for Expenses	30
	F. Time	30
	G. Notices	31
	H. Governing Law; Consent to Jurisdiction; Venue	32
	I. Currency	32
	J. Accounting Matters	32
	K. Knowledge	32
	L. Entire Agreement	32
	M. Further Assurances	32
	N. Waivers and Modifications	33
	O. Schedules	33
	P. Counterparts	33
	Q. Date for any Action	34
	R. Interpretation	34
	S. Severability	34

ASSET PURCHASE AGREEMENT

THIS AGREEMENT made this 19th day of May, 2005.

AMONG:

ALUMA ENTERPRISES INC., a corporation incorporated under the laws of the Province of Ontario ("ALUMA");

ALUMA SYSTEMS CANADA INC., a corporation incorporated under the laws of the Province of Ontario ("ALUMA CAN");

ALUMA SYSTEMS ONTARIO LTD., a corporation incorporated under the laws of the Province of Ontario ("ALUMA ONT");

ALUMA SYSTEMS USA INC., a corporation incorporated under the laws of the State of California ("ALUMA USA");

ALUMA SYSTEMS INTERNATIONAL, INC., a corporation incorporated under the laws of the State of California ("ALUMA SYS INT");

ALUMA INTERNATIONAL, a corporation incorporated under the laws of the Cayman Islands ("ALUMA INT");

ALUMA RDC INC., a corporation incorporated under the laws of the State of Delaware ("ALUMA RDC");

55 COSTA ROAD INC., a corporation incorporated under the laws of the Province of Ontario ("55 COSTA");

1930653 NOVA SCOTIA LIMITED, a corporation incorporated under the laws of the Province of Nova Scotia ("1930653"); and

CHESBOROUGH CONSTRUCTION LIMITED, a corporation incorporated under the laws of the Province of Ontario ("Chesborough");

(collectively, the "Aluma Group")

- and -

BRAND SERVICES, INC., a corporation incorporated under the laws of the State of Delaware or its designees (the "Purchaser")

WHEREAS the Aluma Group wishes to sell to the Purchaser, and the Purchaser wishes to purchase and assume from the Aluma Group, all of the Assets and Assumed Liabilities upon the terms and conditions hereinafter set forth.

NOW THEREFORE in consideration of the mutual covenants set out in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Aluma Group and the Purchaser agree that:

1.	Purchase and Sale of the Assets

A.	Purchase and Sale

Subject to the terms and conditions of this Agreement, on the Closing Date, the Aluma Group shall sell, assign, transfer, convey and deliver (or cause to be delivered) (collectively, the "Transfer") to the Purchaser, the Assets, and the Purchaser shall purchase, acquire and accept for delivery from the Aluma Group, the Assets, free and clear of all Encumbrances, save and except for Permitted Encumbrances, effective as of the Closing Time.

B.	Purchase Price

In consideration of the Transfer of the Assets by the Aluma Group to the Purchaser and in reliance upon the representations, warranties and covenants made herein by the Aluma Group, the Purchaser, in full payment for the Assets, subject to the allocations and adjustments herein, agrees to assume the Assumed Liabilities and pay to the Aluma Group at Closing the Purchase Price.

C.	Assumed Liabilities and Ancillary Agreements

Upon Closing and on and after the Closing Date, the Purchaser hereby agrees to pay, discharge and perform when due:

(a)
the Assumed Liabilities in accordance with the respective terms and conditions thereof, but for the avoidance of doubt the Purchaser shall not assume or be deemed to assume any of the Excluded Liabilities; and

(b)	the liabilities and obligations under the Ancillary Agreements in accordance with the respective terms and conditions thereof.

D.	Excluded Liabilities

The Excluded Liabilities shall remain the sole and exclusive obligations of the Aluma Group. The Purchaser does not and shall not assume nor be deemed to have assumed, by this Agreement or otherwise, any liability or obligation of the Aluma Group other than the Assumed Liabilities.

E.	RDC Real Properties

It is contemplated that the Purchaser may wish to purchase the RDC Owned Property and the real properties secured by the RDC Mortgages, other than the property in Converse, Texas (collectively, the "RDC Real Properties"), or some of them, following further reviews and inspections. From the date hereof through the Closing Date, the Purchaser shall have the right to: (i) review the various underlying agreements related to the RDC Assets; (ii) perform such inspections and reviews of the RDC Real Properties as it deems necessary or appropriate, acting reasonably; and (iii) negotiate with the Aluma Group the purchase price and other terms for the RDC Real Properties. If the Purchaser desires to purchase any or all of the RDC Real Properties, it will give Aluma notice of such desire as soon as reasonably practicable following the date hereof, but in any event not less than twenty (20) days prior to the Closing Date. The Parties agree to negotiate in good faith for the purchase by the Purchaser of the RDC Real Properties in such event. The Parties understand that the agreement and cooperation of certain of the Aluma Creditors will be necessary for the consummation of any such agreement to purchase the RDC Real Properties. In the event the Purchaser does not timely provide such notice to Aluma or the Parties cannot come to an agreement on the terms of such purchase, then Aluma USA and the Purchaser shall enter into a sublease with respect to the RDC Real Properties on the same economic terms and conditions in effect as of the date of this Agreement, for such period of time as the Purchaser may designate, such period not to exceed ninety (90) days, and on such other terms and conditions as are mutually agreeable to Aluma USA and the Purchaser , acting reasonably, on the understanding that the cooperation and agreement of certain of the Aluma Creditors will be necessary for the consummation of any such subleases. The Aluma Group will use commercially reasonable efforts to secure such agreement and cooperation of such Aluma Creditors prior to the Closing Date.

2.	Closing, Purchase Price Allocation and Adjustment, Transfer Taxes and Tax Elections

A.	Closing

The completion of the purchase and sale of the Assets shall take place on the Closing Date at the offices of Goodmans LLP, 250 Yonge Street, Suite 2400, Toronto, Ontario. On the Closing Date, subject to the provisions of this Agreement:

(a)	the Purchaser shall cause to be paid to the Escrow Agent by wire transfer of immediately available funds, or as it shall direct, an amount equal to the Escrow Amount;
(b)	the Purchaser shall cause to be paid, on behalf of the Aluma Group, the Payoff Amounts required under the Payoff Letters to the applicable holder thereunder;
(c)
the Purchaser shall cause to be paid to the Aluma Group by wire transfer of immediately available funds, or as it shall direct, an amount equal to the balance of the Purchase Price, subject to adjustment herein, after payment of the amounts under subsection (a) and (b) above;

(d)	at or before the Closing Time, the Aluma Group shall deliver or cause to be delivered to the Purchaser the items listed in Schedule B; and
(e)	at or before the Closing Time, the Purchaser shall deliver or cause to be delivered to the Aluma Group the items listed in Schedule C.

B.	Allocation of Purchase Price

The Purchase Price shall be allocated among the Assets for all purposes (including Tax purposes) by the Purchaser and by the members of the Aluma Group in accordance with the results of the written appraisal(s) obtained by the Purchaser prior to the Closing Date, or if not reasonably practicable to obtain such appraisal(s) prior to the Closing, then to be obtained by Purchaser and delivered to the Aluma Group not later than ninety (90) days after the Closing Date. Each member of the Aluma Group and the Purchaser shall use all commercially reasonable efforts to come to agreement on such allocation within one hundred twenty (120) days after the Closing Date and provided such agreement is reached:

(a)
to act in accordance with the computations and allocations in respect of such allocation in the preparation, filing and audit of any and all appropriate Tax Returns for the tax year in which the Closing occurs; and

(b)
not to take a position on any Tax Return before any Agency charged with the collection of any Tax or in any judicial proceeding that is in any manner inconsistent with the terms of any such allocation without the consent of the other Parties.

In the event that any Agency disputes the allocation as agreed to among the Parties, the Party receiving notice of the dispute shall promptly inform the other Parties in writing, both as to the dispute and the resolution of the dispute, and each member of the Aluma Group and the Purchaser shall cooperate in connection with the dispute and with a view to reaching a mutually satisfactory resolution, but for greater certainty, such cooperation will not require any member of the Aluma Group to initiate, defend or participate in any Legal Proceeding in such regard.

C.	Preliminary Purchase Price Adjustment

The Purchase Price to be paid at the Closing (the "Preliminary Purchase Price") shall be increased or decreased, as appropriate, as follows:

(a)
At least five (5) days prior to the Closing, the Purchaser and the Aluma Group shall jointly prepare a statement setting forth the calculation of estimated Net Adjusted Working Capital as at the Closing Date based on the most recently completed month end balance sheet (the åEstimated Closing Statementæ), which balance sheet and statement shall be mutually acceptable to the Purchaser and the Aluma Group. The Estimated Closing Statement shall be prepared on a basis consistent and substantially in accordance with the methods, principles, practices and policies employed in the preparation of the Business Financial Statements as of December 31, 2004, to the extent such methods, principles, practices and policies are consistent with GAAP; provided that GAAP shall prevail in the event of any inconsistencies.

(b)
The Purchase Price shall be subject to adjustment upward on a dollar-for-dollar basis if and to the extent that the estimated Net Adjusted Working Capital reflected on the Estimated Closing Statement (the åEstimated Net Adjusted Working Capitalæ) is greater than $23 million or downward on a dollar-for-dollar basis if and to the extent that the estimated Net Adjusted Working Capital reflected on the Estimated Closing Statement is lesser than $21 million.

(c)
The Purchase Price shall be further decreased, on a dollar-for-dollar basis, by the aggregate amount of those Aluma Group Employment Liabilities listed in §(b) through (f) of the definition of same on Schedule A which the Purchaser, in its Sole Discretion, agrees to pay at or after the Closing for and on behalf of the Aluma Group; provided, however, no such deduction shall be made if any of the Aluma Group Employment Liabilities are included in the calculation of Net Adjusted Working Capital with Purchaser’s prior consent and agreement. For greater certainty, any Transaction Bonuses, together with any Taxes related thereto, which the Purchaser pays at or after the Closing for and on behalf of the Aluma Group shall be reduce the Purchase Price on a dollar-for-dollar basis.

(d)	If applicable, the Purchase Price shall be further decreased by the amount of the adjustment, if any, determined by the Aluma Group and the Purchaser as contemplated by §6.G.
(e)	If applicable, the Purchase Price shall be further decreased by the amount of the adjustment, if any, determined by the Aluma Group and the Purchaser as contemplated by §6.I.
(f)	If applicable, the Purchase Price shall be further decreased by the amount of the adjustment, if any, determined by the Aluma Group and the Purchaser as contemplated by §6.J.

D.	Final Purchase Price Adjustment

(a)
Promptly following the Closing, the Purchaser shall prepare a balance sheet of the Business as of the Closing Date (the "Closing Balance Sheet"), together with a statement setting forth the calculation of the final Net Adjusted Working Capital as at the Closing Date based on the Closing Balance Sheet (the "Closing Statement") and will deliver such Closing Statement to the Aluma Group as soon as practicable following the Closing Date, but in no event later than sixty (60) days following the Closing Date. The Closing Statement will be prepared by the Purchaser on a basis consistent with the methods, principles, practices and policies employed in the preparation of the Business Financial Statements as of December 31, 2004, to the extent such methods, principles, practices and policies are consistent with GAAP; provided that GAAP shall prevail in the event of any inconsistencies.

(b)
The Aluma Group and their representatives shall be provided with reasonable access to the records of the Aluma Group relating to the preparation of the Closing Statement for the purpose of verifying the calculation of Final Net Adjusted Working Capital. In the event, and only in the event, that the Aluma Group determines that the Closing Statement either (i) does not fairly present the Final Net Adjusted Working Capital as of the Closing Date on a basis consistent with the methods, principles, practices, and policies employed in the preparation of the Business Financial Statements as of December 31, 2004, or (ii) is not prepared on a basis consistent with the terms of this Agreement relating to the definition and calculation of åNet Adjusted Working Capitalæ, the Aluma Group shall notify the Purchaser in writing of its objections within thirty (30) days after its receipt of the Closing Statement and shall set forth, in reasonable detail, the reasons for its objections. If no notice is received within this thirty (30) day period, the Closing Statement shall be deemed to be final and binding on the Purchaser and the Aluma Group:

(b)
The Purchase Price paid by the Purchaser at the Closing shall be subject to adjustment upward on a dollar-for-dollar basis if and to the extent that the final Net Adjusted Working Capital reflected on the Closing Statement (the "Final Net Adjusted Working Capital") is greater than the Estimated Net Adjusted Working Capital or downward on a dollar-for-dollar basis if and to the extent that the Final Net Adjusted Working Capital is lesser than the Estimated Net Adjusted Working Capital (the net total adjustment amounts being hereinafter described as the "Adjustment Amount"). If, within thirty (30) days following its receipt of the Closing Statement, the Aluma Group has not given the Purchaser a written objection to the Closing Statement, the Adjustment Amount, as set forth on the Closing Statement, shall be deemed to be final and binding on the Parties and the Adjustment Amount shall be promptly, but in any event no later than five (5) Business Days following the end of such thirty (30) day period, paid to the Party in whose favour the adjustment runs. Any adjustment in favour of the Aluma Group shall be paid by the Purchaser to the Aluma Group by wire transfer of funds or delivery of a certified check or bank draft to or to the order of Aluma. Any adjustment in favour of the Purchaser shall be paid by the Aluma Group by wire transfer of funds or delivery of a certified check or bank draft to or to the order of the Purchaser.

(c)
The Aluma Group and their representatives shall be provided with reasonable access to the records of the Aluma Group relating to the preparation of the Closing Statement for the purpose of verifying the calculation of Final Net Adjusted Working Capital. In the event, and only in the event, that the Aluma Group determines that the Closing Statement either (i) does not fairly present the Final Net Adjusted Working Capital as of the Closing Date on a basis consistent with the methods, principles, practices, and policies employed in the preparation of the Business Financial Statements as of December 31, 2004, or (ii) is not prepared on a basis consistent with the terms of this Agreement relating to the definition and calculation of "Net Adjusted Working Capital", the Aluma Group shall notify the Purchaser in writing of its objections within thirty (30) days after its receipt of the Closing Statement and shall set forth, in reasonable detail, the reasons for its objections. If no notice is received within this thirty (30) day period, the Closing Statement shall be deemed to be final and binding on the Purchaser and the Aluma Group:

(i)
if the Aluma Group delivers to the Purchaser a notice of objections within such thirty (30) day period, the Purchaser and the Aluma Group shall endeavour in good faith to resolve any disputed items within thirty (30) days following the receipt of the notice of objections;

(ii)
the Aluma Group and the Purchaser are able to resolve all disputed items within such thirty (30) day period, the Purchaser and the Aluma Group shall be deemed to have accepted, as final, a revised Closing Statement which shall reflect the agreed-upon resolution relating to the computation of Final Net Adjusted Working Capital as of the Closing Date;

(iii)
if the Purchaser and the Aluma Group are unable to resolve all disputed items within such thirty (30) day period, the Purchaser and the Aluma Group shall select, within ten (10) days following the expiration of such thirty (30) day period, one of the five (5) largest independent chartered accounting firms in Canada which is independent of both the Purchaser and the Aluma Group (the "Accountants") to resolve the items remaining in dispute and only the actual disputed amount shall be submitted to the Accountants for resolution; and

(iv)
if an agreement cannot be reached as to the selection of a chartered accounting firm within the applicable time period, PricewaterhouseCoopers, Toronto, shall be appointed as the Accountants; provided that, if PricewaterhouseCoopers, Toronto, will not then agree to abide by the provisions of this Agreement with respect to the preparation and finalization of the Closing Statement, such firm shall not resolve the disagreement in question and, in that event, either the Purchaser or the Aluma Group shall be entitled to apply to the Canadian Institute of Chartered Accountants ("CICA") to have the CICA name a chartered accounting firm who will agree to abide by the provisions of this Agreement with respect to the preparation and finalization of the Closing Statement to resolve such disagreement.

If issues in dispute are submitted to the Accountants for resolution:

(v)	within ten (10) days of the selection of the Accountants, each of the Purchaser and the Aluma Group shall submit to the Accountants its position with regard to the items in dispute;

(vi)
the Accountants shall, within forty-five (45) days following their appointment, resolve all of the disputed items by choosing the position of either the Purchaser and the Aluma Group, and the scope of the Accountants’ review shall be limited only to the disputed items unless, and only to the extent that, the resolution of any of the disputed items necessarily affects any of the items that were not in dispute;

(vii)
each Party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that Party or its Affiliates (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination by the Accountants and to discuss such determination with the Accountants;

(viii)
the determination by the Accountants will be binding and conclusive on the parties absent manifest error, and the Purchaser and the Aluma Group shall be deemed to have accepted as final a revised Closing Statement, which shall be prepared by the Accountants and which shall reflect (A) the disputed items, if any, resolved by the agreement of the Parties, and (B) the disputed items resolved by the Accountants; and

(ix)	the Purchaser, on the one hand, and the Aluma Group, on the other hand, will each bear fifty percent (50%) of the fees and expenses of the Accountants for such determination.

E.	Transfer Taxes

All Taxes (other than Taxes on income) that are payable in connection with the Transfer of the Assets shall be borne by the Purchaser. The Purchaser shall remit directly to the applicable Taxing Authority all such Taxes which are required to be collected by any member of the Aluma Group and shall remit evidence of such payment to Aluma on Closing or a written undertaking to pay same after Closing in accordance with applicable Laws.

F.	Tax Elections

(a)
Each Canadian Vendor shall jointly execute with the Purchaser (or its designee(s) which will be doing business in Canada) an election under Section 167 of the Excise Tax Act (Canada) and the corresponding provision of any other provincial legislation with respect to the Transfer of the Assets pursuant to this Agreement. The Purchaser shall file such elections with the Canada Revenue Agency and any applicable provincial authority in a province having legislation similar to the Excise Tax Act on or before the filing due date for the Purchaser’s GST returns or return under such provincial legislation for the reporting period in which the Closing Date occurs, and shall provide each Canadian Vendor with copies of such filings within forty-five (45) days following such filing date and shall and hereby does agree to indemnify and hold harmless each Canadian Vendor from and against any and all GST, or sales Tax under such provincial legislation, penalties, interest, costs and any other amounts that may be assessed against the Canadian Vendor as a result of or in connection with the Purchaser’s failure to file the election under Section 167 or the corresponding provision of any other provincial legislation in a timely manner. The foregoing indemnification obligation shall survive the Closing.

(b)
Each Canadian Vendor and the Purchaser (i) shall enter into elections under Section 22 of the ITA (and other provincial equivalents) in respect of the Accounts Receivable transferred to the Purchaser, designating in such elections the applicable portions of the Purchase Price herein, and (ii) shall complete accurately and file prior to or on the applicable filing date(s) the requisite forms, notices or returns with and as required by the applicable Agencies with respect to such elections, as directed by the Purchaser.

(c)
The Purchaser shall have the option, at its sole discretion, to require such Canadian Vendor to execute any election under Subsection 20(24) of the ITA (and other provincial equivalents), and each Canadian Vendor agrees to complete accurately and file by the applicable filing date(s) the requisite forms, notices or returns with and as required by the applicable Agencies with respect to such elections, as directed by the Purchaser.

3.	Conditions to the Transactions

A.	Conditions in Favour of the Aluma Group

The obligations of the Aluma Group to complete the Transactions shall be subject to the fulfilment, on or before the Closing Date, of the conditions set forth in Schedule D, each of which is for the exclusive benefit of the Aluma Group and may be waived by the Aluma Group, at any time, in whole or in part.

B.	Conditions in Favour of the Purchaser

The obligations of the Purchaser to complete the Transactions shall be subject to the fulfilment, on or before the Closing Date, of the conditions set out in Schedule E, each of which is for the exclusive benefit of the Purchaser and may be waived by the Purchaser, at any time, in whole or in part.

C.	Satisfaction, Waiver and Release of Conditions

Upon the completion of the Transactions and the Closing, the conditions provided for in this section shall be deemed conclusively to have been satisfied, waived and released.

4.	Representations, Warranties and Covenants

A.	Representations and Warranties of the Aluma Group

Each member of the Aluma Group, on a joint and several basis, represents and warrants to the Purchaser, as of the date of this Agreement and on the Closing Date, those matters set forth in Schedule F, except as expressly disclosed and modified by the disclosure in the Disclosure Statement, and acknowledges that the Purchaser is relying on such representations and warranties in entering into this Agreement and completing the Transactions.

B.	Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Aluma Group as of the date of this Agreement and on the Closing Date to those matters set forth in Schedule G (and acknowledges that the Aluma Group is relying on such representations and warranties in entering into this Agreement and completing the Transactions).

C.	Survival of Representations, Warranties and Covenants

The representations, warranties and covenants of the Aluma Group and the Purchaser contained in this Agreement shall not merge upon, and shall survive, the Closing until May 1, 2007, unless a bona fide Claim Notice or Indemnity Notice of the Purchaser or the Aluma Group, as the case may be, shall have been given in writing prior to May 1, 2007, in which case the representations, warranties or covenants to which the notice applies shall survive in respect of that claim until its final determination or settlement.

5.	Indemnification

A.	Indemnification by the Aluma Group

From and after the Closing Time, each member of the Aluma Group shall jointly and severally indemnify, on an after Tax basis, and save each of the Purchaser Indemnified Parties harmless and defend such Purchaser Indemnified Parties from and against any and all Losses asserted against, imposed upon or incurred by any of the Purchaser Indemnified Parties resulting from or arising out of:

(a)
any breach of the representations and warranties of the Aluma Group contained in this Agreement or in any other certificate, document, writing or instrument delivered by any member of the Aluma Group pursuant to this Agreement;

(b)
the breach or non-performance of any covenant of the Aluma Group contained in this Agreement or in any other certificate, document, writing or instrument delivered by any member of the Aluma Group pursuant to this Agreement;

(c)	any liability or obligation arising under, in connection with or in respect of any of the Excluded Liabilities or the Excluded Contracts;
(d)	any non-compliance with the provisions of the Bulk Sales Act in respect of the Transactions, except in respect of those jurisdictions where compliance is effected;
(e)
any claim made by any Employee listed on Schedule M who has been made an offer of employment in accordance §8.A and has not accepted such offer (åRefusal Employeeæ), any Inactive Employee or any Named Management Employee in respect of the termination of his or her employment with or services to any member of the Aluma Group, other than any Purchaser’s Employment Liabilities;

(f)	any Encumbrance, other than Permitted Encumbrances; and
(g)
any investment banking fees, financial advisory fees, brokerage fees or finders’ fees or other similar fees or payments based upon any agreement or understanding made, or alleged to have been made, by any member of the Aluma Group (or any person acting on their behalf) in connection with any of the Transactions, including the fees of Credit Suisse First Boston.

    In the event that a Claim Notice or Indemnity Notice is given by the Purchaser prior to May 1, 2007, the representations and warranties that are the subject of such indemnification claim shall survive in respect of such claim until such time as such claim is finally resolved. For greater certainty, no claim shall be deemed to have arisen until the date on which a Claim Notice or an Indemnity Notice is given.

B.	Indemnification by the Purchaser

    From and after the Closing Time, the Purchaser shall indemnify on an after Tax basis and save each of the Aluma Indemnified Parties harmless from and defend such Aluma Indemnified Parties from and against any and all Losses asserted against, imposed upon or incurred by any of the Aluma Indemnified Parties resulting from or arising out of:

(a)
any breach of the representations and warranties of the Purchaser contained in this Agreement or in any other certificate, document, writing or instrument delivered by the Purchaser pursuant to this Agreement;

(b)
the breach or non-performance of any covenant of the Purchaser contained in this Agreement or in any other certificate, document, writing or instrument delivered by the Purchaser pursuant to this Agreement;

(c)	any liability or obligation arising under, in connection with or in respect of, any of the Assumed Liabilities or the Assumed Contracts;
(d)
any failure by the Purchaser to offer employment to any Employees (other than Excluded Employees or Named Management Employees) or arising from any layoff or termination (including constructive termination) of any Hired Employees by the Purchaser after the Closing, including any and all such Losses which result from the acts or omissions of the Purchaser after the Closing or arising from Purchaser’s decisions regarding the hiring of Union Employees on or after the Closing;

(e)
any claims for statutory termination or severance pay or reasonable notice in accordance with the statutory law and common law of Canada, asserted by any Employee who is not offered employment by the Purchaser on substantially the same terms upon which such Employee is currently employed (except the Named Management Employees); and

(f)	any and all Purchaser’s Employment Liabilities.

In the event that a Claim Notice or Indemnity Notice is given by the Aluma Group prior to May 1, 2007, the representations and warranties that are the subject of such indemnification claim shall survive in respect of such claim until such time as such claim is finally resolved. For greater certainty, no claim shall be deemed to have arisen until the date on which a Claim Notice or an Indemnity Notice is given.

C.	Terms and Conditions of Indemnification

    All claims for indemnification by any Indemnified Party under this §5 shall be asserted and resolved in accordance with the terms and conditions set out in Schedule I. Notwithstanding any provision contained herein to the contrary, the right to indemnification based upon any representation, warranty, covenant or obligation shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time with respect to the accuracy or inaccuracy of or compliance with any such representation, or warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification based upon such representation, warranting, covenant or obligation.

D.	Escrow Account

    The purpose of the Escrow Account will be to secure the Aluma Group’s obligations to indemnify the Purchaser pursuant to this Agreement, including this §5. Neither the exercise of nor the failure to exercise a right to give a notice of a claim under the Escrow Agreement will constitute an election of remedies or limit the Purchaser in any manner in the enforcement of any other remedies that may be available to it. The amount of funds deposited into the Escrow Account at the Closing will be USD$15,000,000 (the "Escrow Amount"), which shall be released as follows:

(a)
on the one (1) year anniversary of the Closing Date, the Escrow Agent shall disburse to Aluma one-half of the Escrow Amount, less amounts previously disbursed and reasonable reserves for any pending claims that are the subject of any Indemnity Notices provided to Aluma prior to or on such date; and

(b)
on May 1, 2007, the Escrow Agent shall disburse to Aluma the balance of the Escrow Account, less reasonable reserves for any pending claims that are the subject of any Indemnity Notices provided to Aluma prior to or on such date.

All reserves and claims relating to the Escrow Account shall be resolved and disbursed in accordance with the Escrow Agreement. Each member of the Aluma Group hereby makes, constitutes and appoints Aluma as its duly authorized attorney-in-fact to act for and on behalf of the members of the Aluma Group with respect to all matters pertaining to the Escrow Account and the Escrow Agreement.

6.	Covenants

A.	Conduct of Business by the Aluma Group

(a)
Prior to the Closing Time, each member of the Aluma Group shall (unless the Purchaser otherwise consents in writing, such consent not to be unreasonably withheld, or as otherwise expressly contemplated or permitted by this Agreement or in Schedule J):

(i)	conduct the Business only in the Ordinary Course;

(ii)	use commercially reasonable efforts to maintain and preserve the Business and its material rights and franchises;

(iii)	use commercially reasonable efforts to retain the services of the Employees;

(iv)	use commercially reasonable efforts to maintain relationships with customers, suppliers, lessees, joint venture partners, lessors, licensors and other third parties involved with the Business;

(v)
use commercially reasonable efforts to maintain all of its operational assets in their current condition (normal wear and tear excepted) so that the Assets (including the Goodwill) and the Business shall not be materially impaired;

(vi)
timely file with the applicable Agency any and all required documents necessary to obtain Regulatory Approvals and to maintain and preserve the Proprietary Assets up to the Closing and through a reasonable date thereafter;

(vii)	work diligently to obtain the Aluma Consents, except for consents in respect of those Contracts in which the Purchaser has agreed consents are not required;

(viii)
use reasonable best efforts to obtain the consents for the assignment of Contracts of the Aluma Group with the following parties: Alberta Power 2000 Ltd. / Atco Power; Amfels, Inc.; Avenue Building Corporation; Equilon Enterprises LLC; Global Sourcing & Supply (a unit of Fluor Daniel, a division of Fluor Corporation); Imperial Oil Limited; Parsons Energy & Chemicals Group, Inc.; Service Environmental Company; Southern California Edison Company; Valero Refining Company; PCL Construction Resources, Inc.; PCL Constructors Canada Inc.; and Miken Specialists Ltd.;

(ix)	file any Tax Returns necessary or required to be filed with any Taxing Authority;

(x)
pay all Taxes (including any good and services tax and provincial or state sales tax) required to be paid on or before the due date thereof or post-security therefor to the extent that such Taxes may create an Encumbrance on the Assets; and

(xi)	if required, comply with the Planning Act (Ontario), Section 50, as amended, and take all steps necessary to obtain any consents required to effectuate such compliance,

(b)
without limiting the generality of the foregoing, each member of the Aluma Group shall (unless the Purchaser otherwise consents in writing, such consent not to be unreasonably withheld, or as otherwise expressly contemplated or permitted by this Agreement or in the Schedules including the Disclosure Schedule):

(i)	not do or permit to occur any of the following (directly or indirectly) in connection with the Business, unless in the Ordinary Course, required by Law or as set out in Schedule J;

(A)	amend its articles of incorporation or by-laws;

(B)
enter into, amend, extend, renew or terminate any Material Contract (including any Equipment leases or service Contracts but excluding Collective Bargaining Agreements as contemplated hereby) or any lease in respect of the Leased Real Property or waive any material right under any Material Contract (including any Equipment leases or service Contracts) or any lease in respect of the Leased Real Property;

(B)
enter into, amend, extend, renew or terminate any Material Contract (including any Equipment leases or service Contracts but excluding Collective Bargaining Agreements as contemplated hereby) or any lease in respect of the Leased Real Property or waive any material right under any Material Contract (including any Equipment leases or service Contracts) or any lease in respect of the Leased Real Property;

(C)	do any act or fail to do any act which would cause a material breach or default under any of the Material Contracts or any lease in respect of the Leased Real Property;

(D)
sell, transfer or otherwise dispose of any material Assets for a sales price that individually exceeds $500,000 or, in the aggregate exceed $1,000,000 other than transfers within the Aluma Group, provided however, in no event, (whether in the Ordinary Course or otherwise) shall the Aluma Group consummate any sale, transfer or other disposition of any of its rental fleet if, after giving effect thereto, the aggregate net additions to its rental fleet which are paid for in cash or by incurring Funded Indebtedness which will be paid off at the Closing out of the Purchase Price will be less than ninety-nine percent (99%) of the Equipment List plus the forecasted rental fleet additions set forth on Schedule Q;

(E)	make any change in any method of accounting or accounting practice or policy other than those required by GAAP;

(F)	merge or amalgamate with or acquire any business or any person;

(G)
make, or commit to make (whether through acquisition or lease), any capital expenditures that individually exceeds $500,000 or, in the aggregate exceed $1,000,000, or lease any Assets that individually, or in the aggregate, will require annual lease payments in excess of $100,000 per year;

(H)	incur, create, assume, commit to incur, guarantee or otherwise become liable or responsible for any liability, debt or obligation of any nature that individually or in the aggregate exceed $1,000,000;

(I)
adopt or amend any of the Aluma Sponsored Plans, agree to the creation of any new Aluma Sponsored Plan or permit the acceleration of vesting of any rights or benefits under any Aluma Sponsored Plan; provided, however, that an amendment may be made to the extent necessary or desirable to comply with applicable Laws or requirements of an Agency;

(J)
terminate, lay-off or dismiss any Employee, unless for just cause, which, if just cause exists, shall be disclosed to the Purchaser, other than as a result of past practices to deal with cyclical employment purposes; or

(K)
enter into or modify any employment, severance, collective bargaining or similar agreements or arrangements with, or take any action with respect to or grant any salary increases, bonuses, benefits, severance or termination pay to, any Employees,

(ii)
not enter or agree to enter into any lease for Equipment or lease additional Equipment under any existing operating lease, unless such lease (or addition thereto) is treated either as a Capital Lease or Funded Indebtedness;

(iii)	it will pay all of its Accounts Payable and will not permit Accounts Payable to extend beyond their respective due date, except in the Ordinary Course;

(iv)
use commercially reasonable efforts to cause the current insurance (or re-insurance) policies of it not to be cancelled or terminated or any other coverage under those policies to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect. The risk of loss with respect to the Assets shall remain with the Aluma Group until the Closing. Until the Closing, the Aluma Group shall maintain in force all the policies of property damage insurance under which any Asset is insured;

(v)
not less than five (5) Business Days prior to Closing, notify the parties to the Assumed Contracts that such agreements will be assigned to the Purchaser as of the Closing Date and that as of the Closing Date such parties should make any payments under such agreements to the Purchaser; and

(vi)
from and after Closing, if a member of the Aluma Group receives or collects any Accounts Receivable, such member of the Aluma Group shall remit any such amounts to the Purchaser within five (5) Business Days of each day on which it receives such sum.

B.	Non-Assignment of Assumed Contracts

If any rights, benefits or remedies (the "Rights") under any Assumed Contracts are not assignable by the Aluma Group to the Purchaser without the consent of the other party thereto and such consent is not obtained prior to Closing, then:

(a)	the Aluma Group will hold the Rights for the benefit of the Purchaser as bare trustee and nominee;
(b)
the Aluma Group, at the request and expense and under the direction of the Purchaser, shall take all such actions and do all such things as shall, in the opinion of the Purchaser, acting reasonably, be necessary or desirable in order that the obligations of the Aluma Group under such Assumed Contracts may be performed in a manner such that the value of the Rights shall be preserved and shall enure to the benefit of the Purchaser and such that all moneys and benefits receivable under the Assumed Contracts may be received by the Purchaser; and

(c)	the Aluma Group will promptly pay over to the Purchaser all such moneys collected by the Aluma Group in respect of such Assumed Contracts.

C.	Books and Records After Closing

The Purchaser agrees to provide the Aluma Group after Closing, where there is a legitimate purpose (which legitimate purpose shall include requests for information relating to Third Party Claims, pending litigation or claims for indemnification hereunder, Tax filings or obligations relating to the Business which are retained or assumed by the Aluma Group after Closing), with access to personnel and all books of account, financial and Tax records relating to the Business prior to the Closing during regular business hours, upon prior reasonable written request specifying the need therefor. The Aluma Group agrees after Closing to provide the Purchaser with access to its books and records to the extent not included in the Books and Records and all information as may be required to complete any filings required by any Agency. The covenants of the Purchaser shall survive for a period of six (6) years after Closing. After such time, the Purchaser shall have no obligation to maintain or provide access to the Books and Records. In the event the Aluma Group is in a dispute in respect of a Tax matter, this covenant to maintain the Books and Records shall survive until such time as such dispute is finally resolved.

D.	Continuing Existence

    For a period of one (1) year after the Closing Date, each member of the Aluma Group shall not dissolve or terminate its corporate existence, but shall maintain its corporate existence in good standing in the jurisdiction of its respective incorporation in order to make any Tax elections that may be required or permitted under this Agreement.

E.	COBRA Continuation Coverage

    The Purchaser and the Aluma Group acknowledge that in connection with the Transactions that the Aluma Group (and all other entities that are considered a single employer with the Aluma Group under §414(b), (c), (m) or (o) of the Code) will cease to provide any group health plan to any employee and that the Purchaser will continue the business operations associated with the Assets without interruption or substantial change and that as a result, for purposes of COBRA, the Purchaser is a successor employer. The Purchaser shall cause a group health plan maintained by the Purchaser to make COBRA coverage available to any individual employed by the Aluma Group and subject to the U.S. Aluma Benefit Plans and covered dependents of such an individual (1) who is an "M&A qualified beneficiary," (2) whose "qualifying event" occurred prior to or in connection with the transactions contemplated in this Agreement, and (3) who is, or whose "qualifying event" occurred in connection with, a covered employee whose last employment prior to the "qualifying event" was associated with the Assets. Such COBRA coverage shall be made available effective as of the Closing Date or, if later, with respect only to those Excluded Employees whom the Purchaser designates for continued employment by Aluma for a period not to exceed six (6) months pursuant to §8.C(a), the date such individual’s coverage under the Aluma health plan ceases. For purposes of this §6.E, terms with quotation marks shall have the meaning given them in Treasury Regulations issued under §4980B of the Code.

F.	Change of Corporate Names; License To Use Name

(a)
Each member of the Aluma Group hereby acknowledges and agrees that the Purchaser shall, as between the Aluma Group and the Purchaser, own the exclusive right to use the rights the Aluma Group has in the name "Aluma" or any name substantially similar thereto or derivative thereof after the Closing. In addition, the members of the Aluma Group do hereby jointly and severally covenant and agree to execute, at or after the Closing, subject to applicable laws, any and all documents reasonably requested by the Purchaser which are necessary or required to confirm ownership of said rights including but not limited to amendments to the articles or certificate of incorporation for each member of the Aluma Group amending the corporate name of such member, in form sufficient for filing with the applicable governmental Agency in the jurisdiction of such member’s incorporation, and other such documents necessary to record such change with the applicable governmental Agencies of the jurisdictions in which such member is qualified to do business.

(b)
The Aluma Group does hereby grant Purchaser a non-exclusive, non-transferable license to use the name Aluma or any name substantially similar thereto or derivative thereof prior to the Closing solely in connection with the following: (i) the formation of any acquisition entity which Brand intends to use to consummate the Transactions contemplated hereby (the "Acquisition Vehicles"), (ii) to obtain any tax identification numbers from each applicable Taxing Authority which may be necessary or required by an Acquisition Vehicle to conduct business after the Closing, (iii) to obtain any license or permit from each applicable Taxing Authority which is necessary or required by an Acquisition Vehicle to conduct business after and conditional upon the Closing, and (iv) such other uses related to the foregoing. Said license shall be irrevocable from the date hereof through Closing, but shall automatically terminate simultaneously upon the termination of this Agreement pursuant to the provisions hereof.

G.	Equipment Count

(a)
The Aluma Group shall perform a physical count of the Equipment owned and leased by them and owned by their respective customers but in the possession or control of the Aluma Group prior to the Closing Date (but as close thereto as reasonably practical in order to comply with its obligations hereunder) on a basis consistent with the methods, principles, practices and policies employed in connection with prior counts of the Equipment incident to the preparation of the Aluma Groups’ annual audited Business Financial Statements, and to the extent required by GAAP, obtaining third party confirmations in connection therewith (the åEquipment Countæ). The Equipment Count shall be performed under the supervision of the Purchaser or its Representatives and shall include a count of all additions and deletions to the rental fleet and all other Equipment of the Aluma Group from January 1, 2005 through the Closing Date. The Aluma Group agrees to give Purchaser at least fifteen (15) Business Days prior written notice of the date(s) on which such Equipment Count is to be conducted so that Purchaser and its Representatives can make appropriate arrangements to supervise at each of the locations. The Aluma Group shall provide the results of the Equipment Count (reconciled to the Adjusted Equipment List described below and to its most recent Business Financial Statements of the Aluma Group) to the Purchaser and its Representatives no later than ten (10) Business Days prior to the Closing Date, which Equipment Count shall be subject to the review and approval of the Purchaser, acting reasonably.

(b)
The Aluma Group shall adjust the Equipment List immediately prior to the Closing to account for any additions or deletions to the Equipment which have occurred or are projected to occur between the effective date thereof and the Closing Date, consistent with the provisions of this Agreement, but excluding any adjustment(s) arising as a result of the Equipment Count, which list, and the aggregate net book value thereof, is reconciled to the most recent Business Financial Statements of the Aluma Group, to the reasonable satisfaction of the Purchaser and its Representatives (the åAdjusted Equipment Listæ). The Adjusted Equipment List shall also provide a reconciliation showing the aggregate net additions to the rental fleet from January 1, 2005 through the Closing Date which are paid for in cash or by incurring Funded Indebtedness which will be paid off at the Closing out of the Purchase Price (the åNet Addition Reconciliationæ). The Aluma Group shall provide a copy of such Adjusted Equipment List (together with a reconciliation thereof with the results of the Equipment Count) and the Net Addition Reconciliation to the Purchaser no later than ten (10) Business Days prior to the Closing Date, which Adjusted Equipment List and Net Addition Reconciliation shall be subject to the reasonable approval of the Purchaser.

(c)
In the event (i) the sum of: (A) the amount, if any, by which the aggregate cost of all Equipment reflected on the Adjusted Equipment List exceeds the aggregate cost of all Equipment as determined by the Equipment Count, plus (B) the amount, if any, by which the forecasted increase in the rental fleet from January 1, 2005 through the Closing Date as set forth on Schedule Q (pro rata on a daily basis after June 30, 2005) exceeds the aggregate net additions actually made during such period and identified on the Net Addition Reconciliation, exceeds one percent (1%) of the aggregate cost of all Equipment reflected on the Adjusted Equipment List, or (ii) the cost of the Equipment which is owned by customers but in the possession or control of the Aluma Group (the åCustomer Equipmentæ) as determined by the Equipment Count exceeds the cost of the Customer Equipment as reflected on the Adjusted Equipment List by more than one percent (1%) of the cost of the Equipment (any such event shall be a åMaterial Equipment Deficiencyæ), then the Aluma Group and the Purchaser shall promptly negotiate in good faith to reach a mutually agreed upon adjustment to the Purchase Price.

(d)	For the purposes hereof, the cost of the Equipment shall be the cost as reflected on the books and records of the Aluma Group, excluding all accumulated depreciation associated therewith.

H.	Customer Interviews

Immediately following the execution of this Agreement, but in any event within three (3) Business Days after such execution, the Purchaser or its Representatives, accompanied by the Aluma Group or its Representatives, shall conduct and complete interviews with Representatives of Syncrude Canada Ltd., Suncor Energy, Inc., Shell Canada Limited and Jacobs Catalytic Ltd. (the "Customer Interviews"). The Aluma Group shall use all commercially reasonable efforts to arrange the Customer Interviews, and the Purchaser shall use all commercially reasonable efforts to make itself or its Representatives available for such Customer Interviews at a place and at a time or times reasonably designated by the Aluma Group. In the event Purchaser is not satisfied, in its Sole Discretion, with the results of the Customer Interviews, then Purchaser may terminate this Agreement by providing written notice thereof to the Aluma Group within forty-eight (48) hours after completion of the last Customer Interview. If such Customer Interviews are not completed prior to or on the fifth (5th) Business Day after the execution of this Agreement, then Purchaser may terminate this Agreement by providing written notice thereof to the Aluma Group prior to or on such day.

I.	Phase II Audits

(a)
Promptly after the date of this Agreement, Purchaser or its Representatives shall conduct Phase II environmental inspections (each a "Phase II Audit") in respect of each of the Phase II Owned Sites and the Phase II Leased Sites.

(b)
With respect to the Phase II Owned Sites, if the estimated aggregate costs (the "Remediation Costs") for the remedial or regulatory actions which are necessary to comply with all applicable Environmental Laws or provincial clean-up standards, as determined by the environmental consultant performing the Phase II Audits, acting reasonably (the "Remedial Actions"), do not exceed $200,000.00, then the Aluma Group and the Purchaser shall each be responsible for one-half of all such Remediation Costs. If such Remediation Costs exceed $200,000.00, then (i) the Purchaser shall have the option to exclude the affected Phase II Owned Site, and (ii) the Aluma Group shall have the option to exclude the affected Phase II Owned Site. Such options are to be exercised by providing written notice of the same no fewer than ten (10) days prior to the Closing Date. In the event that the Purchaser timely elects its option, then the Purchase Price shall be reduced by the net book value of the affected Phase II Owned Site. In the event that the Aluma Group timely exercises its option, then the Purchase Price shall be reduced by the fair market value of the affected Phase II Owned Site as per the most recent appraisal. If either the Purchaser or the Aluma Group exercises its respective option, then the affected Phase II Owned Site shall be deemed to be an Excluded Asset and the applicable lease with respect thereto shall be deemed to be an Excluded Contract. If neither the Purchaser nor the Aluma Group exercises its respective option, then the Aluma Group shall be responsible for all such Remediation Costs in excess of $200,000.00. Notwithstanding the foregoing, in the event either the Purchaser or the Aluma Group elects to exercise its option as aforesaid, the Purchaser shall be granted access to that portion of the property affected by the Remedial Actions for so long after Closing to remove any Assets located thereon, and further, the Purchaser shall be permitted to occupy the non-affected portion of such real property for up to six months, or such greater time period as agreed upon by the Parties, following the Closing in exchange for a mutually agreed upon amount of rent in order to organize and conduct an orderly relocation of the business operations conducted therein. The foregoing rental arrangement shall be subject to a rental agreement mutually satisfactory to the parties, acting reasonably.

(c)
With respect to each Phase II Leased Site, if the estimated aggregate Remediation Costs with respect to such site do not exceed $50,000.00, then the Aluma Group and the Purchaser shall each be responsible for one-half of all such Remediation Costs. If such Remediation Costs exceed $50,000.00, or in the event the applicable Phase II Audit indicates that there is or has been any Release of any Hazardous Materials underground at such Phase II Leased Site (irrespective of the amount of estimated Remediation Costs for such site), then the lease with respect to such Phase II Leased Site shall be deemed to be an Excluded Contract.

(d)
In the event Purchaser, in its Sole Discretion, determines not to assume any real property lease related to any Phase II Leased Site which is not deemed to be an Excluded Contract under §6.I(c), then the Purchaser shall give the Aluma Group written notice of same not less than ten (10) days prior to the Closing Date. In such event, Purchaser shall pay the actual costs incurred by the Aluma Group arising from the termination of such lease, which in no event shall exceed the aggregate amount due under said real estate lease for the balance of the remaining term.

(e)	All Remediation Costs to be borne by the Aluma Group under this §6.I shall reduce the Purchase Price dollar for dollar.

(f)
The Aluma Group hereby covenants and agrees to grant Purchaser access to (i) any Phase II Leased Site with respect to which Purchaser elects not to assume the underlying real estate lease corresponding thereto and (ii) the property located at 921 Arnold Drive, Martinez, California 94553, each of which for up to ninety (90) days after the Closing to permit Purchaser to remove all Assets located on such site.

J.	Multi-employer Pension Plans

(a)
If as a result of the Transactions, the Aluma Group will have, or will be deemed to have, completely or partially withdrawn from a Multiemployer Plan which would give rise to any Withdrawal Liability, then the Purchaser and the Aluma Group shall negotiate in good faith to provide Purchaser with appropriate additional indemnity from and against any claims which may be asserted against Purchaser as a result thereof. If the Purchaser is not satisfied with the form of indemnity, then the Purchaser and the Aluma Group shall promptly negotiate in good faith to reach a mutually agreed upon reduction in the Purchase Price and if there is a reduction in Purchase Price from any Withdrawal Liability, such Withdrawal Liability shall be assumed by the Purchaser.

(b)
At least thirty (30) days prior to the Closing, the Aluma Group shall provide written notice (with a copy of same to the Purchaser) to each collective bargaining unit in the United States stating that the Aluma Group has entered into this Agreement to sell substantially all of its assets and identifying the Purchaser. Such notice shall be substantially in the form of Schedule P attached hereto. The Aluma Group agrees to timely give all appropriate or required notices to its Employees and all applicable collective bargaining representatives that the Aluma Group will discharge all of its Employees (other than those Excluded Employees which the Aluma Group will continue to employ following the Closing pursuant to the services agreement contemplated by §8.C) as of the Closing Date.

(c)
Not more than thirty (30) days prior to Closing, the Purchaser may provide written notice (with a copy of same to the Aluma Group) to each applicable collective bargaining unit in the United States corresponding to the Excluded Collective Bargaining Agreements stating that the Purchaser is not assuming the respective Collective Bargaining Agreement between such collective bargaining unit and the Aluma Group.

7.	Employment Matters

A.	Offers of Employment

(a)
The Purchaser shall, on or before the Closing Date, offer to employ as many of the Employees of the Aluma Group as reasonably practicable whose terms and conditions of employment are governed by a Collective Bargaining Agreement (the "Union Employees") and all of the Employees of the Aluma Group whose terms and conditions of employment are not governed by a Collective Bargaining Agreement (the "Non-unionized Employees"), except for those Non-unionized Employees to be designated by the Purchaser at least thirty (30) days prior to the Closing (together with the other Union Employees who are not offered employment by the Purchaser as contemplated by this §8.A(a) and 8.A(e) the "Excluded Employees").

(b)
If an offer is accepted by any Employee, his or her employment with the Purchaser shall begin as of the Closing Date. The Parties agree that the Employees who accept the Purchaser’s offer of employment (the "Hired Employees") shall be deemed to have been employed with the Purchaser as if the Purchaser was the original employer and as of the date such Employee began employment with the member of the Aluma Group. Upon the request of the Purchaser, the Aluma Group shall provide the Purchaser prior to Closing with access to the Employees during regular business hours for the purpose of communicating the offers of employment required under this section and any other communication in this regard, provided that any such communication shall require the prior approval of the Aluma Group, acting reasonably to be provided in a timely manner.

(c)
Such offers of employment made to Non-unionized Employees employed in Canada (other than the Excluded Employees or the Named Management Employees) shall be on terms and conditions established by the Purchaser, provided such terms and conditions are on substantially the same terms and conditions as were in effect on the Closing Date.

(d)
Such offers of employment made to Non-unionized Employees employed in the United States (other than the Excluded Employees or the Named Management Employees) shall be on terms and conditions established by the Purchaser, provided such terms and conditions are, in the aggregate, on substantially the same terms and conditions as similarly situated employees of Purchaser on the Closing Date, and further provided that Purchaser complies with §8.F and the terms of the employee benefit plans are, in the aggregate, substantially similar to those of the Aluma Group on the Closing Date.

(e)
The Purchaser shall, on or before the Closing Date, offer to employ as many of the Union Employees employed in Canada or the United States as reasonably practicable on terms and conditions established by the applicable Collective Bargaining Agreements and shall assume the Collective Bargaining Agreements governing the Employees in Canada in accordance with applicable Law.

B.	Termination Payments

(a)
The Purchaser agrees to make all statutory termination and, where applicable, severance payments to all Excluded Employees (other than Named Management Employees, Inactive Employees and Refusal Employees).

(b)
For Non-unionized Excluded Employees (other than Named Management Employees, Inactive Employees and Refusal Employees) employed in Canada, the Purchaser agrees to make or provide, as the case may be, all reasonable notice and severance payments in accordance with the Canadian common law and the Aluma Group’s policies and practices in respect of such Non-unionized Excluded Employees.

(c)
For Non-unionized Excluded Employees (other than Named Management Employees, Inactive Employees and Refusal Employees) employed in the United States, the Purchaser agrees to make all reasonable notice and severance payments in accordance with the Aluma Group’s policies and practices in respect of such Non-unionized Excluded Employees.

(d)	Without limiting the foregoing, the Purchaser agrees to make all payments and provide all benefits described in the definition of Purchaser’s Employment Liabilities.

C.	Services Agreement

(a)
At the election of the Purchaser, the Aluma Group will cooperate with the Purchaser and enter into a services agreement satisfactory to the Purchaser and the Aluma Group as of the Closing with the Purchaser, whereby the Aluma Group will use commercially reasonable efforts to continue to employ after the Closing those Excluded Employees that the Purchaser elects for a period not to exceed six (6) months after the Closing and to provide such services as reasonably requested to the Purchaser. The services agreement shall provide that the Purchaser shall reimburse the Aluma Group for all expenses incurred in retaining any employees for this purpose including all salaries, benefits, the reimbursement of any "stay-put" bonuses paid by the Aluma Group to such employees and customary indemnification provisions in favour of the Aluma Group to undertake these services; provided, however, that the Aluma Group shall not modify the salaries or benefits of any such Excluded Employees or agree to pay any "stay-put" bonuses during the term of such agreement without the prior written approval of the Purchaser, such approval not to be unreasonably withheld. Notwithstanding the foregoing, the Purchaser shall not be liable for any termination, severance, change of control or reasonable notice payments payable in respect of any Named Management Employee who may be retained by the Aluma Group in relation to the services agreement.

(b)
The Aluma Group and the Purchaser acknowledge and agree that any Excluded Employee retained by the Aluma Group for the purposes of the services agreement will be retained based on the same salary and benefits that existed prior to Closing and with the same entitlement to vacation. For greater certainty, the Aluma Group will be under no obligation to provide any services of any specific Employee who is not a Hired Employee and will incur no liability if any Employee terminates his or her employment with the Aluma Group.

D.	The Aluma Group’s Obligations

The Aluma Group’s Employment Liabilities shall be the responsibility of the Aluma Group save and except the obligations of the Purchaser set out in §8.E and indemnification obligations in §5.B. The Aluma Group shall have no obligations to or any liability for any Hired Employee following the Closing Date except to the extent set out in the Aluma Group's Employment Liabilities.

E.	The Purchaser’s Obligations

(a)	The Purchaser shall assume and be responsible for the Purchaser’s Employment Liabilities.
(b)	The Purchaser shall have no obligation to the Excluded Employees, except as provided under §8.A and §8.B, nor to the Inactive Employees.
(c)
On the Closing Date, the Purchaser shall assume and shall be the successor of the Aluma Group with respect to each Collective Bargaining Agreement governing the terms and conditions of employment of any Union Employee employed in Canada.

(d)
On the Closing Date, the Purchaser shall assume and shall be the successor of the Aluma Group with respect to each Collective Bargaining Agreement governing the terms and conditions of employment of any Union Employee employed in the United States (i) where required by the terms of such Collective Bargaining Agreements, (ii) as required by applicable Law or (iii) where such Collective Bargaining Agreement requires the Aluma Group to contribute to a Multiemployer Plan, if and only if the Purchaser has received written confirmation (in form and substance satisfactory to Purchaser, acting reasonably) from the applicable trustee of such Multiemployer Plan(s) that no member of the Aluma Group will incur any Withdrawal Liability. Notwithstanding the foregoing, the Purchaser shall not assume nor be the successor of the Aluma Group with respect to any of the Excluded Collective Bargaining Agreements.

(e)
The Purchaser agrees to assume any and all liabilities under the U.S. Workers’ Adjustment and Retraining Notification Act, the Employment Standards Act (Ontario) and related state, provincial and local laws arising from any terminations or other employment loss as a result of the sale or which occur on or after the Closing Date, as required by law, other than any such liabilities to the Named Management Employees, any Refusal Employee or any Inactive Employee.

(f)
The Purchaser shall, on the Closing Date, reimburse the Aluma Group for any pre-paid or unused premiums paid by the Aluma Group on account of any Hired Employees, the benefit of which will accrue to the benefit of the Purchaser on and after the Closing Date, to the extent not already set forth on the Closing Balance Sheet and included in the calculations of Net Adjusted Working Capital.

(g)
All employment matters relating to the Business arising after the Closing Date, including employee terminations after the Closing Date, and any one or more of the obligations relating to salary, benefits, vacation pay, actions, causes of action, claims and demands, and any interest, award, judgment, penalties, costs or expenses which arise after the Closing Date and relate to events or circumstances occurring after the Closing Date, shall be the responsibility of the Purchaser, including without limitation, the Purchaser’s Employment Liabilities.

F.    Participation of Hired Employees in Purchaser's Plans

(a)
The Hired Employees will participate in the Purchaser’s employee benefit plans in accordance with the terms and conditions thereof, immediately upon Closing with no delay or qualification period. Such plans are substantially the same in the aggregate as the existing Aluma Plans. The Hired Employees will be given credit for prior service with the Aluma Group for purposes of participation, eligibility for contributions and vesting to the extent allowed under Law. Purchaser may amend or terminate such plans after the Closing Date in accordance with its policies and procedures.

(b)
With respect to each Hired Employee who has a loan outstanding under a U.S. Benefit Plan as of the Closing Date, the Purchaser shall, or shall cause a Purchaser ERISA Affiliate to, make provision for such Hired Employee to continue to repay such loan through payroll deduction on and after the Closing Date. Purchaser shall, or shall cause a Purchaser ERISA Affiliate to, permit each Hired Employee to make a direct rollover from an Aluma Plan to a replacement plan sponsored by the Purchaser or a Purchaser Affiliate, including a rollover of an outstanding loan, provided the rollover amount is an eligible rollover distribution as defined in section 402(c)(4) of the Code.

(c)
With respect to each Hired Employee who was a participant in a U.S. Benefit Plan providing medical, dental, health, short-term disability or long-term disability coverage on the day before the Closing Date, and who participates in a replacement plan providing any such benefit and maintained by the Purchaser or a Purchaser ERISA Affiliate on or after the Closing Date, the Purchaser shall, or shall cause a Purchaser ERISA Affiliate to (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under each such replacement plan, other than conditions, exclusions or waiting periods that are already in effect with respect to such employees and their eligible dependents under any such plan maintained for such employees and their eligible dependents and that have not been satisfied as of the date such U.S. Benefit Plan is replaced, and (ii) provide each such Hired Employee and his or her eligible dependents with credit for any deductibles and co-payments applied or made with respect to each such employee or his or her eligible dependents under a U.S. Benefit Plan (to the same extent that such credit was given under such U.S. Benefit Plan prior to the date such plan was replaced) in satisfying any applicable deductible or out-of-pocket requirements under any such plans in which such individuals may be eligible to participate after the Closing Date; provided, however, that the foregoing shall not apply to the extent it would result in duplication of benefits.

8.	Implementation

A.	General

The Transactions provided for in this Agreement and the agreements that it contemplates are intended, subject to their terms and conditions, to result in the Transfer to the Purchaser (directly or indirectly) of all of the Assets by the Aluma Group. To this end each of the Parties shall use all commercially reasonable efforts to satisfy and fully implement each of the conditions precedent and deliver the Closing deliveries to be satisfied by it hereunder as soon as practicable and, in any event, on or before the Closing Date, and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable that are commercially reasonable to permit the Closing of the Transactions in accordance with this Agreement, the agreements that it contemplates and applicable Law and to cooperate with each other in connection therewith, and the Aluma Group shall use all commercially reasonable efforts to:

(a)
provide notice to, and obtain all waivers, consents, permits, licences, authorizations, orders and approvals or releases necessary or desirable to complete the Transactions or for the operation of the Business after the Closing from Agencies and other persons, including parties to the Assumed Contracts, other agreements, understandings or other documents to which the Aluma Group is a party or by which it or its properties is bound or affected including the Aluma Consents, any loan agreements, shareholder agreements, leases, pledges, guarantees and security), the failure of which to provide or obtain could prevent the completion of the Transactions or reasonably cause a Materially Adverse effect on the business; and

(b)
effect or cause to be effected all registrations and filings and submissions of information necessary or desirable to complete the Transactions or for the operation of the Business after the Closing or requested of it by Agencies, the failure of which to effect could prevent the completion of the Transactions or reasonably cause a Materially Adverse effect.

B.	Defence of Legal Proceedings

The Aluma Group and the Purchaser shall vigorously defend, or shall cause to be vigorously defended, all Legal Proceedings brought against it or its respective directors, officers or shareholders challenging this Agreement or the completion of the Transactions.

C.	Access to Information and Real Property; Confidentiality

The Aluma Group shall afford to the Purchaser and to its Representatives during normal business hours such access to information as they may reasonably request during the period prior to the Closing Time, to all of the properties, books, contracts, commitments, personnel, advisors and non-privileged records of the Aluma Group as they relate to the Business or the Transactions, including the Books and Records, and, during such period, the Aluma Group shall furnish promptly to the Purchaser and its Representatives a copy of each material report, schedule, application and other document filed by it during such period pursuant to the requirements of applicable Law and provided that such reasonable access and requests do not cause unreasonable disruptions to the Aluma Group’s business or operations. Such information shall be held in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement and the Purchaser agrees to be bound by the provisions of such Confidentiality Agreement as if an original signatory thereto. In addition, the Aluma Group shall provide the Purchaser and its Representatives with access to its Real Property and Equipment as they may reasonably request during the period prior to the Closing Time to conduct such investigations (environmental or otherwise) as it deems necessary or advisable, including, without limitation, to conduct the Equipment Count. The Aluma Group agrees to provide to Purchaser, upon Purchaser’s request from time to time, such interim financial statements (consolidated and consolidating) and other financial information pertaining to the Aluma Group which Purchaser determines is necessary or required for it to comply with any law (including, without limitation, any United States securities law). The Aluma Group further covenants and agrees to cooperate, and to cause its representatives, accountants and agents to cooperate with Purchaser, at the sole cost of Purchaser, in the event Purchaser is required to convert the Aluma Group financial statements from GAAP into generally accepted accounting principles recognized and required by the United States Securities and Exchange Commission.

D.	Regulatory Approvals

The Purchaser and the Aluma Group will, at each of their respective sole cost and expense, within fifteen (15) Business Days after the date of this Agreement:

(a)
take any and all steps reasonably necessary and in such Party’s control and use its commercially reasonable efforts to ensure that the Transfer of the Assets and Transactions are allowed under the Investment Canada Act;

(b)
file any and all notifications, filings and other documents required to obtain any and all approvals, consents or waivers from governmental Agencies, including, if required, under the Investment Canada Act, the Competition Act and the HSR Act; and

(c)	obtain all other Regulatory Approvals listed on Schedule H,

provided that the Purchaser shall pay any filing fee required with respect to the HSR Act, Competition Act and Investment Canada Act.

The Purchaser and the Aluma Group will take all commercially reasonable steps as may be necessary to assist the other Party to make any such filings and receive any necessary consents or approvals hereunder and to respond as promptly as practicable to any inquiries received from the Competition Bureau or the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice and any other Agency for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any Agency in connection therewith. The Purchaser and the Aluma Group agree to promptly take all reasonable steps necessary to avoid or eliminate each and every impediment under any antitrust or competition Law that may be asserted by any U.S. federal, Canadian or other national, state or local antitrust or competition authority so as to enable the parties to expeditiously close the Transactions.

    The Aluma Group shall either comply with the Bulk Sales Act in all applicable jurisdictions in which the Business operates, in respect of the Transactions, or obtain a final and non-appealable exemption order in respect thereof satisfactory to Purchaser, acting reasonably. In the latter event, the Aluma Group agrees to use reasonable efforts to work with the Purchaser to request in such order(s) such further comfort as the Purchaser may request to satisfy itself, acting reasonably, that it will acquire title to the Assets as contemplated in §1.A.

E.	Cooperation; Communication with Agencies

    Each Party shall keep the other Parties apprised of the status of matters relating to the Transactions and work cooperatively and diligently, at its own expense, in connection with obtaining the requisite approvals and consents or governmental orders, including:

(a)	timely providing such financial statements or other information reasonably required for the Purchaser to secure financing;
(b)
responding as promptly as practicable to any inquiries or requests received from the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice, the Canadian Competition Bureau, and any other Agency for additional information or documentation;

(c)	responding to any Agency inquiries or investigations after Closing, as the Purchaser may reasonably request;
(d)	promptly notifying the other of, and if in writing, promptly furnishing the other with copies of, any communications from or with any Agency with respect to the Transactions; and
(e)
permitting the other Party to review in advance, and considering in good faith the view of one another in connection with, any proposed material communication with any Agency in connection with proceedings under or relating to any applicable Law.

10.	Termination and Amendment of Agreement

A.	Termination

The rights and obligations of the Parties pursuant to this Agreement, other than pursuant to §9.C (as it relates to the confidentiality of information), 10, 11 and 12, may be terminated as follows:

(a)	by mutual agreement in writing executed by the Aluma Group and the Purchaser;

(b)
by the Aluma Group, after the Outside Date, if the conditions in Schedule D have not been satisfied or waived in writing by the Aluma Group on or before the Outside Date; provided, however, that if the Closing Date is delayed by (i) an investigation, proceeding, injunction or order made by an Agency; or (ii) the Parties not having obtained any consent, waiver or order of an Agency or other third party which is necessary to permit the completion of the Transactions, then, provided that such investigation, proceeding, injunction or order is being contested or appealed or such waiver, consent or approval is being actively sought, and there is a reasonable prospect that it will be successfully contested or appealed or obtained, as applicable, this Agreement may not be terminated pursuant to this section until October 31, 2005; and further provided that the right to terminate this Agreement pursuant to this paragraph will not be available to the Aluma Group for failure to perform any material covenant, agreement or obligation required to be performed by it or any of its members under this Agreement that has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date;

(c)
by the Purchaser, after the Outside Date, if the conditions in Schedule E have not been satisfied or waived in writing by the Purchaser on or before the Outside Date, provided, however, that if the Closing Date is delayed by (i) an investigation, proceeding, injunction or order made by an Agency; or (ii) the Parties not having obtained any consent, waiver or order of an Agency or other third party which is necessary to permit the completion of the Transactions then, provided that such investigation, proceeding, injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, and there is a reasonable prospect that it will be successfully contested or appealed or obtained, as applicable, this Agreement may not be terminated pursuant to this section until October 31, 2005 and further provided that the right to terminate this Agreement pursuant to this paragraph will not be available to the Purchaser for failure to perform any material covenant, agreement or obligation required to be performed by it under this Agreement that has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date; or

(d)	by the Purchaser in accordance with §6.H.

B.	Non-Solicitation

    In the event that the Closing does not occur, each Party agrees that, for a period of two (2) years from the date the Aluma Group and/or the Purchaser advise in writing that they will not close the Transactions, neither it nor any of its Affiliates will solicit to employ or employ (i) any of the officers of the other Party, or (ii) any of the employees of the other Party with whom it has had contact or who are specifically identified to it by the other Party for purposes hereof, in either case without obtaining the prior written consent of the other Party; provided, however, that either Party may engage in general solicitations for employees in the Ordinary Course.

C.	Result of Termination

In the event of termination of this Agreement pursuant to §10.A, written notice thereof shall forthwith be given by the terminating Party to the other Party and the transactions contemplated by this Agreement shall be terminated and, without further action by the Purchaser or the Aluma Group. If the Transactions are terminated as provided herein:

(a)
each Party will redeliver all documents, work papers and other material of any other party related to the Transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

(b)	all Evaluation Material (as defined in the Confidentiality Agreement) shall be treated in accordance with the Confidentiality Agreement.

11.	Confidentiality and Public Disclosure

(a)
Prior to the Closing, the Aluma Group and the Purchaser shall jointly plan and coordinate with each other as to the general nature of any news releases or public statements with respect to this Agreement or the Transactions, and shall not issue any news releases or public statements inconsistent with the results of such consultations without the prior written approval of the other Party (such approval not to be unreasonably withheld), except where required to do so by Law in circumstances where prior consultation with the other party is not possible. Subject to applicable Law, each Party shall enable the other Party to review and comment on all such news releases and public statements prior to the release thereof. The Parties agree to issue jointly a news release in the agreed form with respect to this Agreement and the Transactions following notice from the Purchaser to the Aluma Group that it is satisfied with the results of the Customer Interviews.

(b)
The Aluma Group and the Purchaser shall consult with each other in preparing and making any substantive or material filings and communications in connection with any Regulatory Approvals and in seeking any third-party consents contemplated in §9.A.

12.	General

A.	Definitions

For the purposes of this Agreement, those terms defined in Schedule A shall have the meanings attributed to them in such Schedule.

B.	Assignment; Designee(s)

This Agreement shall not be assignable by either Party without the prior written consent of the other Party hereto. The Purchaser may, in its Sole Discretion, designate one or more Affiliates of the Purchaser to acquire all or any portion of the Assets in the various jurisdictions at the Closing, and such designee(s) shall be deemed a purchaser hereunder with respect to the portion of the Assets and Assumed Liabilities designated by the Purchaser as if an original signatory hereto.

C.	Binding Effect

This Agreement shall be binding upon and shall enure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns. No third party shall have any rights under this Agreement except to the extent that such rights are intended to be conferred to the Hired Employees in respect of the matters referred to in §6.F.

D.	Representatives

Each member of the Aluma Group and the Purchaser shall ensure that its Representatives (other than persons who are insiders only as a result of their shareholdings) are aware of the provisions of this Agreement, and each member of the Aluma Group and the Purchaser shall be responsible for any breach of those provisions by any of those persons, respectively.

E.	Responsibility for Expenses

Each Party to this Agreement shall pay its own expenses incurred in connection with this Agreement and the completion of the Transactions.

F.	Time

Time shall be of the essence of this Agreement in each and every matter or thing herein provided.

G.	Notices

(a)
Any notice or other communications required or permitted to be given under this Agreement shall be in writing and shall be sufficiently given if delivered in person or if sent by facsimile transmission (provided such transmission is recorded as being transmitted successfully):

(b)

(i)	in the case of the Aluma Group, to the following address:

Aluma Enterprises Inc. (Corporate Headquarters)

4810 Dufferin Street

Toronto, Ontario M3H 5S8

Telecopier: 416.736.2911

Attention: General Counsel

with copies (which shall not constitute notice) to:

Goodmans LLP

250 Yonge Street

Suite 2400

Toronto, Ontario M5B 2M6

Telecopier: 416.979.1234

Attention: Neil Sheehy / Grant McGlaughlin

(ii)	in the case of the Purchaser, to the following address:

Brand Services Inc.

15450 S. Outer Highway 40, #270

Chesterfield, Missouri

63017

Telecopier: 613.519.1915

Attention: Paul Wood

with copies (which shall not constitute notice) to:

Greensfelder, Hemker & Gale, P.C.

10 S. Broadway, Suite 2000

St. Louis, Missouri

63102

Telecopier:  314.241.8624

Attention:  Vincent J. Garozzo

or at such other address as the Party to which such notice or other communication is to be given has last notified the Party giving the same in the manner provided in this section, and if so given the same shall be deemed to have been received on the date of such delivery or transmission unless such delivery or transmission is made on a day that is not a Business Day or after 5:00 p.m. local time, in which case same shall be deemed to have been received on the next Business Day following.

H.	Governing Law; Consent to Jurisdiction; Venue

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario, and the federal laws of Canada applicable therein, without regard to the conflict of laws provisions thereof. Each Party hereto irrevocably submits to the exclusive jurisdiction of the courts of the Province of Ontario with respect to any matter arising hereunder or related hereto. Notwithstanding the foregoing, matters involving the transfer of title of any Assets hereunder shall be governed by the law of the jurisdiction in which the Assets are located.

I.	Currency

Except as expressly indicated otherwise, all sums of money specifically identified by this Agreement are expressed and shall be payable in Canadian dollars.

J.	Accounting Matters

All accounting terms used in this Agreement shall have the meanings attributable thereto under GAAP and all determinations of an accounting nature required to be made in respect of the Aluma Group shall be made in a manner consistent with GAAP.

K.	Knowledge

Where a statement is made "to the knowledge of" a Party or refers to information "known to" a Party, such Party has knowledge of the applicable fact or matter if a president, vice-president, treasurer, or secretary of a Party or any Divisional President or Divisional General Manager of a Party, and, in the case of the Aluma Group, in addition to the foregoing, any of James Demitrieus, Randy Henderson, Stephen Tisdall, Michael Batchelor, Peter Rogers, Lori Evans, Brian Coates, Murray Kulchyski, Ray Dunn, Gary Carew, David Prinold, Walt Deschamps or Kathy Shaw: (a) has actual knowledge of such fact or matter, or (b) acting in a prudent manner, could be expected to discover or otherwise become aware of such fact or matter upon reasonable investigation.

L.	Entire Agreement

This Agreement, including agreements contemplated herein, constitutes the entire agreement of the Parties with respect to the Transactions, as of the date of this Agreement, and shall supersede all agreements, understanding, negotiations and discussions whether oral or written, between the Parties with respect to the Transactions on or prior to the date of this Agreement, other than the Confidentiality Agreement.

M.	Further Assurances

After the Closing and without further consideration, each Party shall from time to time, at the reasonable request of any other party, execute and deliver such other instruments of conveyance and transfer and such other instruments, documents and agreements and take such other actions as such other party may reasonably request or as may be reasonably requested by any applicable Agency or third party, in each case in order to more effectively or more expeditiously consummate the Transactions contemplated hereby and to vest in the Purchaser the right, title and interest in, to and under the Assets. The requesting Party agrees to pay the other Party for any third party out-of-pocket costs (including legal and other professional fees and disbursements) incurred as a result of this request.

N.	Waivers and Modifications

The Aluma Group or the Purchaser may waive or consent to the modification of, in whole or in part, any inaccuracy of any representation or warranty made to it under this Agreement or in any document to be delivered pursuant to this Agreement and may waive or consent to the modification of any of the obligations contained in this Agreement for its benefit or waive or consent to the modification of any of the obligations of the other Party. Any waiver or consent to the modification of any of the provisions of this Agreement, to be effective, must be in writing executed by the Party granting such waiver or consent.

O.	Schedules

The following are the Schedules to this Agreement, which are incorporated herein and form an integral part hereof:

Schedule A - Definitions
Schedule B - Closing Deliveries of the Aluma Group
Schedule C - Closing Deliveries of the Purchaser
Schedule D - Conditions in Favour of the Aluma Group
Schedule E - Conditions in Favour of the Purchaser
Schedule F - Representations and Warranties of the Aluma Group
Schedule G - Representations and Warranties of the Purchaser
Schedule H - Regulatory Approvals
Schedule I - Terms and Conditions of Indemnification
Schedule J - Restructuring Schedule
Schedule K - Funded Indebtedness
Schedule L - Intentionally Blank
Schedule M - Employees
Schedule N - Aluma Material Customer Contracts
        Schedule O - Transaction Bonuses
Schedule P -  Notice under Collective Bargaining Agreements
Schedule Q - Rental Fleet Forecast

P.	Counterparts

This Agreement may be signed in any number of counterparts (by facsimile or otherwise), each of which shall be deemed to be original and all of which, when taken together, shall be deemed to constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce more than one (1) counterpart.

Q.	Date For Any Action

In the event that any date on which any action is required to be taken under this Agreement by either of the Parties hereto is not a Business Day, such actions shall be required to be taken on the next succeeding day which is a Business Day.

R.	Interpretation

When a reference is made in this Agreement to a Section, §, Exhibit or Schedule, such reference shall be to a Section or § of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement.

S.	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in a manner Materially Adverse to any Party to this Agreement. Upon a determination by an Agency having jurisdiction that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Aluma Group and the Purchaser shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible so that the Transactions are implemented to the maximum extent possible.

    IN WITNESS WHEREOF, each member of the Aluma Group and the Purchaser has executed this Agreement as of the date first written above.

ALUMA ENTERPRISES INC.

By:	/s/

Title

ALUMA SYSTEMS CANADA INC.

By:	/s/

Title

ALUMA SYSTEMS ONTARIO LIMITED

By:	/s/

Title

ALUMA SYSTEMS USA INC.

By:	/s/

Title

ALUMA SYSTEMS INTERNATIONAL, INC.

Date:	By:	/s/

Title

ALUMA INTERNATIONAL

By:	/s/

Title

ALUMA RDC INC.

By:	/s/

Title

55 COSTA ROAD INC.

By:	/s/

Title

1930653 NOVA SCOTIA LIMITED

By:	/s/

Title

CHESBOROUGH CONSTRUCTION LIMITED

By:	/s/

Title

BRAND SERVICES, INC.

By:	/s/

Title

SCHEDULE A

DEFINITIONS

"Accountants" has the meaning set out in §2.D.

"Accounts Receivable" means all trade receivables, accounts receivable, and other debts owing (or accrued by Aluma as owing) to the Aluma Group relating to the Business and the full benefit of all guarantees, letters of credit or other security for such amounts.

"Accounts Payable" means those trade accounts payable and current liabilities of the Aluma Group incurred or accrued in connection with the conduct of the Business which are not Excluded Liabilities and which are reflected on the Closing Balance Sheet and in the calculations of Net Adjusted Working Capital.

"Adjustment Amount" has the meaning set out in §2.D.

"Adjusted Equipment List" has the meaning set out in §6.G.

"Affiliates" means affiliates within the meaning of the OBCA.

"Agency" means any U.S., Canadian or other domestic or foreign court, tribunal, federal, state, provincial, local or municipal government or governmental agency or authority or other judicial authority, regulatory authority or administrative agency or commission, board, bureau or other authority or instrumentality or any elected or appointed public official.

"Agreement" means this Asset Purchase Agreement, the Schedules hereto and the Disclosure Statement, as such may be amended from time to time in accordance herewith.

"Aluma Consents" means those consents, waivers or approvals required in connection with the assignment and assumption of the Disclosed Contracts, including the Aluma Material Consents.

"Aluma Creditors" means, individually and collectively, Wells Fargo Foothill Inc., the Royal Bank of Canada, Credit Suisse First Boston Management LLC, Northeast Investors Trust, Varde Partners, Inc., Devonpark Enterprises Ltd., Longroad Opportunity Fund, L.P., Longroad HZ, L.P., Merced Partners Limited Partnership, Tamarack International, Ltd., Triathlon Leasing Inc., Greyvest Leasing Inc. (dissolved), Trilon Capital Partners Limited and 1606582 Ontario Limited and any assigns and successors of such parties.

"Aluma Group" means, individually and collectively, Aluma, Aluma Can, Aluma Ont, Aluma USA, Aluma Sys Int, Aluma Int, Aluma RDC, 55 Costa, 1930653 and Chesborough and any other entity which the Purchaser, acting reasonably, determines is the legal or beneficial owner of any tangible or intangible asset which is used by the Aluma Group or any Affiliate thereof in the ordinary course of the Business as of the date of this Agreement.

"Aluma Group’s Employment Liabilities" means all employment related liabilities or obligations of the Aluma Group, whether absolute or contingent, as of the Closing Date, in any event including those liabilities or obligations relating to the following:

(a)
salary, wages, commissions, early retirement payouts and benefits, car allowances, variable pay, relocation expenses, benefits and vacation and sick pay payable or accrued and not paid up to and including the Closing Date, except to the extent specifically set forth on the Closing Balance Sheet and included in the calculations of Net Adjusted Working Capital;

(b)
any benefit plan provided to the Employees, including the Aluma Plans, the 2004 Leadership Reward Program, Group Retirement Plan for Employees, Group Retirement Plan for Executive Employees, Focus Reward Program or Employee Development Programs, together with all Taxes required to be withheld or paid in respect thereof (whether withholding, excise or other);

(c)
any termination, severance, change of control or reasonable notice payments payable in respect of any Refusal Employee or Inactive Employee, together with all Taxes required to be withheld or paid in respect thereof (whether withholding, excise or other);

(d)
all Taxes and withholdings arising from or related to the employment of the Employees by the Aluma Group except to the extent assumed by the Purchaser under paragraph (g) of the definition of åPurchaser’s Employment Liabilitiesæ;

(e)	all Transaction Bonuses, together with all Taxes required to be withheld or paid in respect thereof (whether withholding, excise or other);
(f)
any termination, severance, change of control or reasonable notice payments payable in respect of all Named Management Employees, together with all Taxes required to be withheld or paid in respect thereof (whether withholding, excise or other), and any obligation or liability arising under any employment agreement to which any Named Management Employee is a party or arising under applicable Law, together with all Taxes required to be withheld or paid in respect thereof (whether withholding excise or other);

(g)
any liability or obligation arising from or related to any Collective Bargaining Agreement which is not assumed by Purchaser under this Agreement or in accordance with applicable Law, including the Excluded Collective Bargaining Agreements, whether arising prior to the Closing, as a result of the Transactions or after the Closing Date;

(h)	any Withdrawal Liability, except as provided in §6.J;
(i)	any workplace safety or workers compensation claim, whether pending or arising after the Closing but arising out of events or circumstances occurring prior to the Closing; and
(j)	any other employment related matters arising after the Closing arising from or related to the operation of the Business and the conduct of Employees prior to the Closing Date;

but, in each case, specifically excluding the Purchaser’s Employment Liabilities.

"Aluma Indemnified Parties" means, individually and collectively, the Aluma Group and its Affiliates and each of their respective directors, partners, officers, employees, agents and representatives.

"Aluma Material Consents" means those consents and approvals listed and described in the Disclosure Statement under the heading "Aluma Material Consents".

"Aluma Plans" has the meaning set out in §(t)(i) of Schedule F.

"Aluma Sponsored Plans" has the meaning set out in §(t)(i) of Schedule F.

"Ancillary Agreements" means the Escrow Agreement and the services agreement contemplated in §8.C.

"arm’s length" has the meaning attributed thereto in the ITA and the related jurisprudence.

"Assets" means all of the assets, rights and undertakings of the Aluma Group, including the:

(a)	Accounts Receivable;
(b)	Assumed Contracts;
(c)	Books and Records;
(d)	Equipment;
(e)	Goodwill;
(f)	Inventory;
(g)	Licences and Permits to the extent they are transferable;
(h)	Prepaid Expenses;
(i)	Other Assets;
(j)	Proprietary Assets;
(k)	Owned Real Property; and
(l)	the RDC Real Properties, to the extent the Parties agree that the Purchaser will purchase the RDC Real Properties in accordance with and subject to §1.E;

but specifically excluding the Excluded Assets.

"Assumed Contracts" means all rights and obligations arising under all Contracts of the Aluma Group related to the Business (including, for greater certainty, purchase orders in the Ordinary Course that have not been included as Accounts Payable as at the Time of Closing), or the ownership of the Assets, including the Disclosed Contracts, but excluding any Contract with the Aluma Creditors and the other Excluded Contracts.

"Assumed Liabilities" means only those liabilities or obligations of the Aluma Group set forth below:

(a)	the liabilities and obligations of the Aluma Group arising under the Assumed Contracts after the Closing;
(b)	the Accounts Payable;
(c)	the Purchaser’s Employment Liabilities;
(d)	the Safway Termination Payment; and
(e)	the liabilities and obligations of the Aluma Group to repurchase certain Equipment from certain customers of the Aluma Group as set out in the Disclosure Statement.

"Books and Records" means all books and records (including paper and electronic format) of the Aluma Group relating to the Business, except for such books and records that have been lost and unable to be located after a reasonable and diligent investigation and due enquiry by the Aluma Group, including financial, corporate, operations and sales books, records (including purchase orders and invoices), books of account, product brochures and presentations, sales and purchase records, lists of suppliers and customers, business reports, plans and projections and all other documents, surveys, files, records, correspondence, and databases located and hosted on any server in connection with the Business) and information, financial or otherwise, including all data and information stored on computer-related or other electronic media, excluding any corporate records of the Aluma Group or books and records solely relating to Tax.

"Bulk Sales Act" means the Bulk Sales Act (Ontario), and all comparable bulk sales legislation in other jurisdictions in which the Business operates.

"Business" means the business now carried on by each of the members of the Aluma Group, being the design, engineering, sale and/or rental of industrial scaffolding and concrete forming and shoring products and systems and the provision of labour services ancillary thereto.

"Business Day" means any day other than a Saturday, Sunday, a public holiday or a day on which commercial banks are not open for business in Toronto, Ontario under Law.

"Business Financial Statements" has the meaning set out in §(e) of Schedule F.

"Canadian Resident Vendor" means those Canadian Vendors who are resident in Canada for the purposes of the ITA.

"Canadian Vendors" means any of Aluma, Aluma Can, Aluma Ont, 55 Costa, 1930653 or Chesborough and any other Canadian Affiliate thereof which the Purchaser, acting reasonably, determines is the legal or beneficial owner of any tangible or intangible asset which is used by the Aluma Group or any Affiliate thereof in the ordinary course of the Business as of the date of this Agreement.

"Capital Leases" means those leases treated as capital leases by the Aluma Group in accordance with GAAP.

"Cash" means all cash, all short-term investments, any kind of savings account, short-term bank account, commercial paper, or other type of investment convertible into cash within three (3) months of the Closing Date, as reflected on the Closing Balance Sheet.

"CIM" means the Confidential Information Memorandum dated November 2004 submitted to the Purchaser.

"Claim Notice" means the notice delivered by the Indemnified Party to the Indemnifying Party specifying the Third Party Claim received by the Indemnified Party and the basis for each such Third Party Claim.

"Closing" means the completion of the Transactions.

"Closing Balance Sheet" has the meaning set out in §2.D.

"Closing Date" means, unless otherwise agreed to in writing by the Parties, ninety (90) days after the execution and delivery of this Agreement (provided that the parties shall use their commercially reasonable efforts to complete the Transaction within sixty (60) days after the execution and delivery of this Agreement), but not later than the Outside Date.

"Closing Time" means 10:00 a.m. on the Closing Date.

"Closing Statement" has the meaning set out in §2.D.

"COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985 (U.S.).

"Code" means the Internal Revenue Code of 1986 (U.S.), as amended.

"Collective Bargaining Agreements" means all agreements with any collective bargaining units to which any member of the Aluma Group is a party or is deemed to be a party as of the Closing Time.

"Competition Act" means the Canada Competition Act of 1985, as amended.

"Confidentiality Agreement" means the confidentiality agreement dated December 7, 2004 between Aluma and the J.P. Morgan Partners, LLC.

"Contracts" means all written or oral contracts, arrangements or commitments to which a member of the Aluma Group is a party or by which it or its Assets are bound, including all Real Property Leases and equipment leases.

"Cuba Assets" means any asset or property owned by any member of the Aluma Group or any contract or agreement entered into by a member of the Aluma Group in which Cuba or a Cuban national has any interest, including merchandise that is of Cuban origin, is or has been located in or transported from or through Cuba, or is made or derived in whole or in part of any articles which is the growth produce or manufacture of Cuba including, without limitation, those assets specifically identified as "Cuban Assets" in the Disclosure Statement.

"Customer Interviews" shall have the meaning set out in §6.H.

"Direct Claim" has the meaning set out in Schedule I.

"Disclosed Contracts" has the meaning set out in §(o)(i) of Schedule F.

"Disclosure Statement" means the statement delivered by the Aluma Group to the Purchaser, certified by a senior officer of each member of the Aluma Group, which such statement and its contents are hereby incorporated into this Agreement.

"Dispute Period" means the period ending thirty (30) days following receipt by an Indemnifying Party of a Claim Notice or Indemnity Notice.

"Employees" means any employees who were actively employed by the Aluma Group immediately prior to the Closing Date, and any Aluma Group employees who have been placed on disability leave, workers compensation, pregnancy leave, parental leave or any other statutory leave of absence on such date, all of which (except the Aluma Group’s force of temporary, project-specific "E and D" employees to be identified prior to Closing on Schedule M) are listed on Schedule M. Any other employee of the Aluma Group not identified on Schedule M shall be referred to herein as an "Inactive Employee".

"Encumbrance" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, easement, license, tenancy, rights of possession, claim, infringement, interference, restriction, covenant, title objection, riparian right, option, right of first refusal, pre-emptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

"Environmental, Health and Safety Liabilities" means all liabilities and obligations arising under any Law that relates to public health or safety, workplace health or safety, workers compensation, or pollution or protection of the environment including all Environmental Laws.

"Environmental Laws" has the meaning set out in §(r) of Schedule F.

"Equipment" means all of the Aluma Group’s right, title and interest in and to all machinery, equipment, (including fork lifts and related equipment), rolling stock (including trucks), fleet of rental equipment, spare parts, fixed assets, vehicles, tools, furnishings, computer hardware and fixtures used in the operation of the Business and owned or leased by the Aluma Group on the Closing Date, including any Equipment not located on premises occupied by the Aluma Group, and including those items set forth in the Disclosure Statement under "Equipment".

"Equipment Count" as defined in §6.G.

"Equipment List" means the list of Equipment as of April 30, 2005, prepared by entity and division, which provides the aggregate cost of such Equipment and has been reconciled against the internal financial statements and which is set forth in the Disclosure Statement.

"ERISA" means the Employee Retirement Income Security Act of 1974 (U.S.), as amended.

"Escrow Agent" means Minden Gross Grafstein & Greenstein LLP.

"Escrow Agreement" means the escrow agreement among the Purchaser, Aluma (on behalf of the members of the Aluma Group), the Escrow Agent and a representative of the Aluma Creditors (for the purpose of acknowledging the Aluma Creditors’ security interest in the Escrow Amount and ability to protect such security interest subject to the rights of the Purchaser therein) to be entered into at Closing.

"Escrow Account" means the escrow account to be maintained by the Escrow Agent in accordance with the Escrow Agreement.

"Escrow Amount" has the meaning set out in §5.D.

"Estimated Closing Statement" has the meaning set out in §2.C.

"Estimated Net Adjusted Working Capital" has the meaning set out in §2.C.

"Excluded Assets" means only the following property and assets of the Aluma Group held as of the Closing Date:

(a)	Cash;
(b)	any Tax refunds, prepaid Taxes or deferred Taxes;
(c)	Inventory that has been transferred or disposed of by the Aluma Group prior to Closing in the Ordinary Course, without violation of this Agreement;
(d)	all of the capital stock or other entity interests held by the Aluma Group in any other member of the Aluma Group or any Affiliate thereof;
(e)
the articles of incorporation, bylaws, articles of organization, certificate of formation, operating agreement or analogous charter document of each of the members of the Aluma Group or any Affiliate thereof, the minute books, stock ledgers, Tax Returns, books of account and other constituent records relating to the corporate organization of each member of the Aluma Group or any Affiliate thereof;

(f)
any Equipment managed and under the control of the Aluma Group pursuant to its åcustomer-ownedæ maintenance program but owned by its customers, which Equipment is specifically listed on the Disclosure Statement;

(g)	all Cuba Assets;
(h)	the Excluded Contracts, including any amounts to be received by the Aluma Group and any Accounts Receivable in connection with the Excluded Contracts;
(i)	any intercompany amounts and intercompany Contracts among subsidiaries of Aluma;
(j)	any prepaid financing or insurance fees and prepaid fees in connection with any Excluded Asset or Excluded Contract;
(k)	any assets arising from, in connection with or in respect of any Legal Proceedings;
(l)	any Account Receivable which has been factored or which relates to the sale of used Equipment;
(m)	the RDC Assets; and
(n)	the RDC Real Properties, except to the extent that the Parties agree that the Purchaser will purchase the RDC Real Properties in accordance with and subject to §1.E.

"Excluded Collective Bargaining Agreements" means those Collective Bargaining Agreements between the applicable member of the Aluma Group and the following collective bargaining units: (i) the Mid-Atlantic Regional Council of Carpenters, (ii) the Southwest Regional Council of Carpenters; (iii) the Carpenters 46 Northern California Counties Conference Board; (iv) Western Washington Carpenters; (v) Oregon Washington Carpenters; and (vi) Oregon Laborers.

"Excluded Contracts" means all liabilities or obligations of the Aluma Group, whether absolute or contingent, relating to the following:

(a)	the Aluma Plans;
(b)	all policies and agreements of insurance to which any member of the Aluma Group is a party;
(c)
any Collective Bargaining Agreement (specifically including the Excluded Collective Bargaining Agreements), other than any Collective Bargaining Agreement which Purchaser assumes under the provisions of this Agreement or is required to have assumed under applicable Law;

(d)	any employment, severance or other agreement with any of the Named Management Employees;
(e)	any right, title or leasehold interest in, to or under that certain Real Estate Lease dated October 21, 2001, covering the property commonly known as 921 Arnold Drive, Martinez, California 94553;
(f)
any right, title or leasehold interest in, to or under that certain Real Estate Lease dated June 29, 1990, covering the property commonly known as 8521 F.M. Road & 402 Gibbs-Sprawl Road, Converse (Bexar County), Texas 78109;

(g)
any right, title or leasehold interest in, to or under any one or more of the Phase II Leased Sites if the results of the Phase II environmental inspection in respect thereof such Phase II sites are not satisfactory to Purchaser in its Sole Discretion, and Purchaser provides the Aluma Group with written notice thereof prior to or on the Closing Date pursuant to §6.I of the Agreement;

(h)
any right, title or interest in, to and under that certain Republic of Cuba distribution agreement dated July 10, 2001 between Aluma Ont and Bel-Ray Caribe, and that certain Distributor Agreement dated December 13, 2004 between Aluma Ont and Paniz Company (Territory: Iran);

(i)	any Contracts related to the RDC Real Properties, except to the extent that the Parties agree that the Purchaser will purchase the RDC Real Properties in accordance with and subject to §1.E;
(j)
the lease between VMAC Capital Holdings Ltd. and Aluma Systems in respect of 1329 Kipp Road, Nanaimo, British Columbia, unless the Purchaser in its Sole Discretion elects to assume such lease by providing the Aluma Group notice not less than fifteen (15) days prior to Closing;

(k)	any intercompany agreement between any member of the Aluma Group and/or any Affiliate thereof;
(l)	the Operating Letters of Credit; and
(m)	the settlement agreements between certain members of the Aluma Group and Wilian Holding Company and/or its Affiliate Economy Forms, Ltd.

"Excluded Employees" has the meaning set forth in §8.A.

"Excluded Liabilities" means all liabilities or obligations of the Aluma Group, whether absolute or contingent, as of the Closing Date, including those relating to the following:

(a)	all Funded Indebtedness;
(b)	any guaranty provided by any member of the Aluma Group to or on behalf of, or any amount owing to, Nualt Enterprises Inc.;
(c)
any liabilities for Taxes, including (i) any Taxes arising as a result of the operation of the Business or the ownership of the Assets prior to and including the Closing, (ii) any Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement (except as provided in §2.E), or (iii) any deferred Taxes of any nature, but excluding all real estate and personal property Taxes but only to the extent such Taxes are accrued and included on the Closing Balance Sheet and in the calculations of Net Adjusted Working Capital;

(d)
any liability or obligation arising from, in connection with or in respect of any Legal Proceedings whether pending as of the Closing, or arising after the Closing and relating to the operation of the Business, the ownership of the Assets or other events or circumstances occurring prior to or on the Closing Date;

(e)	any liability or obligation arising from, in connection with or in respect of any of the Excluded Contracts;
(f)	any of the Aluma Group’s Employment Liabilities;
(g)	any bank overdrafts;
(h)	any intercompany debts or obligations or any amounts owing to Longroad Asset Management;
(i)	any Environmental, Health or Safety Liabilities arising out of or relating to the operation of the Business or Aluma Group’s leasing, ownership or operation of the Assets prior to the Closing;
(j)	any liability or obligation to indemnify, reimburse or lend amounts to any officer, director, employee or agent of Aluma Group;
(k)	any liability or obligations arising out of or resulting from the Aluma Group’s non-compliance with any Law or any order or judgment of a governmental Agency;
(l)	any liability or obligation of the Aluma Group under this Agreement or any other document executed in connection with the Transactions (including transaction expenses, including legal expenses);
(m)	any liability or obligation of the Aluma Group based on any acts or omissions of any member of the Aluma Group occurring after the Closing;
(n)	any accrual related to business restructuring of the Aluma Group; and
(o)	any liability or obligation arising from the Aluma Group’s factoring of any Account Receivable;

but specifically excluding the Assumed Liabilities.

"Final Net Adjusted Working Capital" has the meaning set out in §2.D.

"Funded Indebtedness" means all liabilities, debts, accrued interest, fees or other obligations of the Aluma Group (a) for borrowed money, whether to the Aluma Creditors, vendors or otherwise or holder of any encumbrance against any Assets in respect to such borrowed money; or (b) evidenced by bonds, debentures, notes, mortgages, deeds of trust, loan agreements, reimbursement agreements or other similar instruments; (c) under any Capital Lease and all amounts payable under the three Fixed Rate Leases between ABN AMRO Leasing, a division of ABN AMRO Bank N.V., Canada Branch as Lessor, and Aluma Can as Lessee, dated March 4, 2005, March 23, 2005, and April 7, 2005, respectively, which exceed $2,700,000, in the aggregate, on a net present value basis of the aggregate lease payments; (d) secured by any Encumbrance against all or any portion of the Assets; or (e) arising under any guaranty of any of the items referenced in items (a), (b), (c) and (d) of this definition of another Person and any indebtedness associated with the RDC Mortgages, except for Permitted Encumbrances, all of said Funded Indebtedness is more particularly described on Schedule L.

"GAAP" means with respect to the Aluma Group, Canadian generally accepted accounting principles as set forth in the Handbook of the Canadian Institute of Chartered Accountants or a successor entity, as amended from time to time.

"General Deductible" has the meaning set out in Schedule I.

"Goodwill" means the goodwill of the Business, together with the exclusive right of the Purchaser to represent itself as carrying on the Business in continuation of and in succession to the Aluma Group and including all choses in action and other intangibles relating to the Business which do not form part of the Proprietary Assets, including the present telephone numbers, internet addresses and other communications numbers and addresses of the Business.

"GST" has the meaning set out in §(q)(iii) of Schedule F.

"Hazardous Materials" has the meaning set out in §(r) of Schedule F.

"Hired Employees" has the meaning set out in §8.A.

"HSR Act" means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"including" means "including, without limitation" and "includes" means "includes, without limitation".

"Indemnified Party" means any of the Aluma Indemnified Parties or the Purchaser Indemnified Parties.

"Indemnifying Party" means any of the Indemnified Parties from whom an Indemnified Party claims indemnity by delivery to the Indemnifying Party of a Claim Notice or an Indemnity Notice.

"Indemnity Notice" means the notice delivered by the Indemnified Party to the Indemnifying Party specifying the claim of indemnity pursuant to §5 and the basis for each such claim of indemnification.

"Inventory" means all inventories of the Business owned by the Aluma Group and related to or used in the Business as a going concern, including all finished goods, work in process, raw materials, production supplies and shipping supplies, but excluding the Equipment.

"ITA" means the Income Tax Act (Canada), as now in effect and as it may be amended before the Closing Date.

"Law" or "Laws" means any Canadian federal, provincial or local, any United States federal, state or local, or any other foreign statute, law, ordinance, regulation, rule or code, having the force of the rule of law.

"Leased Equipment" means the fleet of rental equipment which is identified on the Disclosure Statement as being leased from a third party under an operating lease (including any sub-rentals).

"Leased Real Property" means the parcels of real property used in connection with the Business of which any of the Aluma Group is the lessee, sub-lessee or occupant under an agreement to lease or sublease, licence or other similar agreement, including those parcels of leased real property as listed and described under the heading "Leased Real Property" in the Disclosure Statement, excluding the Leased Real Properties related to the RDC Assets (except to the extent the leases of any of the RDC Real Properties are included in the Assets) and the Brampton, Ontario assigned lease.

"Legal Proceedings" means any action, suit, complaint, workers compensation claim, charge of discrimination, litigation, arbitration, proceeding or investigation commenced, brought, conducted or heard by or before any court or other Agency or any arbitrator or arbitration panel.

"Licenses and Permits" means all licenses, permits, approvals, qualifications, easements and other rights relating to the operation of the Business and obtained by the Aluma Group as of the Closing Date, including those items listed in the Disclosure Statement under the heading "Licenses and Permits".

"Loan Commitment" means the commitment letter of Credit Suisse First Boston, JP Morgan Chase Bank, N.A. and J.P. Morgan Securities, Inc. to the Purchaser dated May l7, 2005, a copy of which has been provided to the Aluma Group.

"Losses" means all losses, costs, damages, expenses or liabilities including costs, expenses, interest, penalties, legal fees and other fees incurred or paid, and all damages, costs and reasonable legal fees finally awarded in respect of any actions, causes of action, suits, demands, proceedings and claims arising in connection therewith, net of any Tax benefit received by reason of such losses and other items.

"Materially Adverse" or "Material Adverse" means, with respect to a person or the Business, a fact, circumstance, change, effect, occurrence or event that is or would be reasonably likely to (a) materially and adversely affect the financial condition or results of operations of that person or the Business; or (b) prevent such person from performing the Transactions, but excluding any fact, circumstance, change, effect, occurrence or event arising out of or resulting from (i) general political, financial, economic conditions, (ii) changes in or generally affecting the industries in which the Business operates and not specifically relating to the Business, (iii) changes in Law, (iv) resignations of Employees as a result of the announcement of the Transactions, and (v) changes resulting from the execution, delivery or performance of the Agreement.

"Material Contract" means any of the following types of Contracts:

(a)	any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money greater than $1,000,000 other than Contracts with the Aluma Creditors;
(b)	any leasing transaction for Assets with a value of greater than $1,000,000, whether or not of the type required to be capitalized in accordance with GAAP;
(c)	any Contract limiting the freedom of a member of the Aluma Group to engage in any line of business, compete with any other person or otherwise conduct the Business;
(d)
any agreement of guarantee, indemnification or assumption of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness or any other Person, other than an Affiliate of another member of the Aluma Group;

(e)	the customer contracts identified on Schedule O to this Agreement;
(f)	all leases related to the Leased Real Property; and
(g)	all leases related to the fleet of rental equipment constituting Equipment.

"Material Equipment Deficiency" has the meaning set forth in §6.G.

"Multiemployer Plan" has the meaning set forth in §(t) of Schedule F.

"Named Management Employees" means the following individuals who are employed by the Aluma Group: James Demitrieus, Randy Henderson, Stephen Tisdall, Michael Batchelor, Peter Rogers, Lori Evans, Brian Coates, Murray Kulchyski, Doug Rose and Richard Brescia, and the following individuals who have been severed by the Aluma Group: Jeff Marshall, John Vallely and Robert Johnson.

"Net Adjusted Working Capital" means, as of the Closing Date, an amount equal to (a) the current Assets of the Business, which shall exclude Cash and the Excluded Assets, but shall include Accounts Receivable (less a reserve for doubtful accounts), the Inventory, Prepaid Expenses and deposits related to the Assumed Contracts, less (b) the Accounts Payable.

"Non-Specifically Identified Excluded Liabilities" has the meaning set out in Schedule I.

"Non-unionized Employees" has the meaning set forth in §8.A.

"OBCA" means the Business Corporations Act (Ontario), as amended, as now in effect and as it may be amended before the Closing Date.

"Operating Letters of Credit" means (i) the seven letters of credit issued by the Wells Fargo Bank to the benefit of Hong Kong Universal in the aggregate face amount of $221,330.01, (ii) the letter of credit issued by the Wells Fargo Bank to the benefit of AVIVA Insurance in the aggregate face amount of USD$667,903.53, (iii) the two letters of credit issued by Wells Fargo Bank to the benefit of Al Jabir Aluminum Extrusions in the aggregate face amount of USD$575,373.06 and such other letters of credit issued by the Aluma Group prior to Closing as agreed to by the Purchaser, acting reasonably.

"Ordinary Course" means, with respect to an action taken by a person, that such action is:

(a)	consistent with the past practices of such person; and
(b)	taken in the ordinary course of the normal day-to-day operations of such person.

"Other Assets" means all furniture, equipment, hardware and other equipment and chattels used by the Aluma Group primarily in the Business.

"Outside Date" means August 31, 2005 or such later date to which each member of the Aluma Group and the Purchaser may mutually agree to in writing.

"Owned Real Property" means the parcels of real property of which any member of the Aluma Group, other than Aluma RDC (except to the extent the RDC Real Properties are included in the Assets), is the owner (together with all fixtures and improvements thereon) including those parcels of real property as listed and described under the heading "Owned Real Property" in the Disclosure Statement.

"Parties" means the Aluma Group and the Purchaser, collectively, and "Party" means any one of them, unless the context otherwise requires.

"Payoff Letters" means those payoff letters addressed to the Purchaser to be provided by the Aluma Group at least two (2) Business Days prior to the Closing Date from each holder of any Funded Indebtedness setting forth: (a) the amount of indebtedness (whether principal, interest or otherwise) payable to the applicable member of the Aluma Group to such holder as of the Closing from the proceeds from the Purchase Price (the "Payoff Amount"), (b) applicable wire transfer instructions, and (c) an agreement by such holder to the effect that, upon receipt of such Payoff Amount, the holder irrevocably and unconditionally releases the Assets from any Encumbrances in favour of the holder and authorizes the Purchaser to execute and file all release documents determined by the Purchaser, acting reasonably, to release the Assets from any Encumbrances in favour of the holder to be necessary.

"Permitted Encumbrances" means the following Encumbrances:

(a)
servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein, provided the same has been complied with in all material respects and the same are not of such nature as to Materially Adversely affect the value of or the use of the property subject thereto to the operation of the Business;

(b)	liens for real estate or personal property Taxes not yet due and payable which are accrued and set forth on the Closing Balance Sheet and included in the calculations of Net Adjusted Working Capital;
(c)
assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any lease and liens or rights reserved in any lease for rent or for compliance with the terms of such lease;

(d)
security given in the Ordinary Course of the Business to any public utility, municipality or government or to any statutory or public authority in connection with the operations of the Business, other than security for borrowed money;

(e)	statutory exceptions to title which do not materially detract from the value of the Real Property concerned or materially impair its use in the operation of the Business;
(f)
any title claim or objection revealed on any title search of the Owned or Leased Real Property and any standard pre-printed form exceptions or exclusions of any title insurance commitment or policy covering the Real Property, to the extent the Purchaser would be able to obtain title commitments, without any materially adverse qualifications, with respect to the Real Property or objections; and

(g)	those Encumbrances specifically identified on the Disclosure Statement as åPermitted Encumbrancesæ.

"Person" includes an individual, corporation, incorporated or unincorporated association, syndicate or organization, partnership, trust, trustee, executor, administrator or other entity whether or not having legal personality.

"Phase II Audit" has the meaning set out in §6.I.

"Phase II Leased Sites" mean the following real estate locations which are currently leased by the Aluma Group: (i) 547 Arvin Ave., Hamilton, Ontario; (ii) 6312 50th Street, Edmonton, Alberta; (iii) 1951 Fortin Blvd., Laval Quebec; (iv) 2915 Sunrise Ave., Las Vegas, NV; and (v) 583 Parkson, Henderson, NV.

"Phase II Owned Sites" mean the following real estate locations owned by the Aluma Group: (i) 55 Costa Road, Vaughn Ontario; and (ii) 40 Simmonds Drive, Dartmouth, Nova Scotia.

"Preliminary Purchase Price" has the meaning set out in §2.C.

"Prepaid Expenses" means the prepayment by the Aluma Group for services in connection with any Assumed Contract for which any direct or indirect benefit will be in favour of the Purchaser.

"Proprietary Assets" means all rights and interests in:

(a)
all registered and unregistered business and trade names, trademarks and service marks (including applications therefor), copyrights, styles, marks, designs, signs, insignias, logos, symbols, names certification markers and official insignia used in any manner in the Business, and any and all goodwill associated therewith;

(b)
all inventions, patents, patent rights, patent applications (including reissues, divisions, continuations, continuations-in-part and extensions of any patent or patent application), industrial designs and applications for registrations of industrial designs used in any manner in the Business;

(c)
all rights and interests in and to processes, notebooks, data, trade secrets, designs, know-how, manuals, Agency agreements, maskwork, maskwork application, trade secrets, customer lists, computer software, computer programs, source code, models, algorithms, formulae, compounds, inventions, designs, blueprints, engineering drawings, proprietary product, technology, proprietary rights, technical information, technical assistance, design and engineering specifications, and similar materials recording or evidencing expertise or information used in any manner in the Business;

(d)	all domain names, URLs and websites used in the Business;
(e)	all other intellectual and industrial property rights throughout the world used in any manner in the Business;
(f)	all licences of the intellectual property listed in items (a) to (d) above;
(g)	all future income and proceeds from any of the intellectual property listed in items (a) to (e) above; and
(h)	all rights to damages and profits by reason of the infringement of any of the intellectual property listed in items (a) to (f) above.

"Purchase Price" means $255,000,000.

"Purchaser" collectively means, jointly and severally, Brand Services, Inc. and any designee made pursuant to §12.B.

"Purchaser Indemnified Parties" means the Purchaser and its Affiliates and each of their respective directors, partners, officers, employees, agents and representatives.

"Purchaser’s Employment Liabilities" means only those employment related liabilities or obligations of the Aluma Group set forth below:

(a)
any termination, severance or reasonable notice payments made in accordance with Canadian common law and Aluma Group’s policies and practices, payable by the Aluma Group to the Excluded Employees employed in Canada in accordance with §8.B, which for greater certainty does not include the Named Management Employees, Inactive Employees and the Refusal Employees;

(b)
any termination, severance or reasonable notice payments made in accordance with the Aluma Group’s policies and practices in effect as of the date of this Agreement, payable by the Aluma Group to the Excluded Employees employed in the United States, in accordance with §8.B, which for greater certainty does not include the Named Management Employees, Inactive Employees and the Refusal Employees;

(c)
salary, wages, commissions, early retirement payouts and benefits, bonuses, (other than the Transaction Bonuses), car allowances, variable pay, relocation expenses, benefits and vacation and sick pay accrued and not paid up to and including the Closing Date to the extent specifically set forth on the Closing Balance Sheet and included in the calculations of Net Adjusted Working Capital except in respect of the Named Management Employees;

(d)
any liability or obligation arising from or related to any Collective Bargaining Agreement which Purchaser assumes under the provisions of this Agreement or is required to have assumed under applicable Law (specifically excluding the Excluded Collective Bargaining Agreements) in respect of the period from and after the Closing Date, other than a liability or obligation related thereto specifically included in the Aluma Group’s Employment Liabilities;

(e)
all liabilities under the U.S. Worker Adjustment and Retraining Notification Act, 29 U.S.C. Secs. 2101 et seq. and the Employment Standards Act (Canada) or other Law arising from any termination or other employment loss as a result of the sale or which occur prior to or after the Closing Date, other than in respect of the Named Management Employees, the Inactive Employees and the Refusal Employees;

(f)	any liability or obligation arising from or related to Purchaser’s obligation to provide COBRA continuation coverage as set forth in §6.E; and
(g)
all applicable Taxes and withholdings in respect of (a), (b) and (c) above, but only to the extent specifically set forth on the Closing Balance Sheet and included in the calculations of Net Adjusted Working Capital.

"Remediation Actions" has the meaning set out in §6.I.

"Remediation Costs" has the meaning set out in §6.I.

"RDC Assets" means all assets and properties of Aluma RDC including without limitation the RDC Mortgages, the RDC Owned Property, and all leasehold interests and other rights or interests of Aluma USA (whether as lessee or sub-lessor) relating to any of the properties subject to the RDC Mortgages.

"RDC Mortgages" means the mortgages held by Aluma RDC in respect of the properties leased by Aluma USA in Florida and Maryland and in respect to the property in Converse, Texas.

"RDC Owned Property" means that certain real estate commonly known as 5420 East Green Southwest Parkway, Atlanta Georgia.

"RDC Real Properties" has the meaning set out in §1.E.

"Real Property" means the Owned Real Property and the Leased Real Property.

"Refusal Employee" has the meaning set out in §5.A(e).

"Registered Proprietary Assets" has the meaning set out in §(j)(i) of Schedule F.

"Regulatory Approvals" means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a time lapses following the giving notice without objection being made by an Agency) set out on Schedule H.

"Release" has the meaning set out in §(r) of Schedule F.

"Representatives" of a person means, collectively, the directors, officers, employees, professional advisors, agents or other authorized representatives of such person.

"Rights" has the meaning set out in §6.B.

"Safway Termination Agreement" means that certain letter agreement dated April 5, 2005 between Aluma USA, Aluma and Safway Services Inc.

"Safway Termination Payment" means the payment of USD$1,000,000 to Safway Services Inc. as required pursuant to the Safway Termination Agreement.

"Special Threshold" has the meaning set out in Schedule I.

"Specifically Identified Excluded Liabilities" has the meaning set out in Schedule I.

"Sole Discretion" means the sole, absolute and unfettered discretion of the relevant person or persons, which may be arbitrarily exercised and without requirement to provide any rationale or explanation for the exercise of such discretion.

"Subordinated Secured Aluma Creditors" collectively means the Aluma Creditors, other than and excluding Wells Fargo Foothill, Inc and Greyvest Leasing Inc. (dissolved).

"Tax" and "Taxes" have the meanings set out in §(q) of Schedule F.

"Tax Return" has the meaning set out in §(q) of Schedule F.

"Taxing Authority" means the Canada Revenue Agency, the Internal Revenue Service and/or any other governmental authority or Agency (including any sales tax authority or Agency) having jurisdiction over the Aluma Group in connection with the Business.

"Third Party Claims" has the meaning set out in Schedule I.

"Transactions" means the transactions contemplated by §1 and the other transactions and agreements contemplated by this Agreement.

"Transaction Bonuses" means all management or employee bonuses, change of control payments, any benefits under any deferred incentive compensation, Phantom Share Program, or Performance Unit Payments plans, or any other amounts payable to any Employee as of or following the Closing as a result of the Transactions, whether under any Aluma Plan or employment or severance agreement to which any member of the Aluma Group is a party, including those bonuses which are set forth on Schedule P.

"Transfer" has the meaning set out in §1.A.

"Union Employees" has the meaning set forth in §8.A.

"USD" means United States Dollars.

"Withdrawal Liability" means any liability of any member of the Aluma Group to the pension fund as determined pursuant to ERISA section 4201 and resulting from or incident to the cessation of the contributions by such member to or participation by such member in any Multiemployer Plan as a result of the Transactions.

SCHEDULE B

CLOSING DELIVERIES OF THE ALUMA GROUP

(a)
Executed Ancillary Agreements to which a member of the Aluma Group is a party, bills of sale, deeds, instruments of assignment, title affidavits, transfer forms, reports or affidavits, certificates of title and other conveyance documents, in a form reasonably acceptable to the Purchaser to establish good and marketable title to the ownership of the Assets (including the Proprietary Assets) for recording, if appropriate, and to transfer title free and clear of all encumbrances save and except for Permitted Encumbrances, as appropriate, with the applicable Agency, dated as of the Closing Date, transferring to the Purchaser all of the Assets, together with possession of the Assets provided that maintenance of same on the Real Property shall constitute delivery;

(b)
documents evidencing the assignment and assumption of the Assumed Contracts, Assumed Liabilities and the assignment of any assignable Licenses and Permits and the Proprietary Assets, in a form reasonably acceptable to the Purchaser;

(c)
the Books and Records including certificates or other documents issued by any Agency evidencing the registration of the Proprietary Assets, provided that maintenance of same on the Real Property shall constitute delivery;

(d)
a certificate of a senior officer of each member of the Aluma Group to the effect that (i) each of the representations and warranties of the Aluma Group contained in this Agreement is true and correct in all material respects at and as of the Closing Time with the same force and effect as if such representations and warranties were made at and as of such time (except for representations and warranties made as of a specific date, which representations and warranties shall be true and correct as of such date), (ii) each member of the Aluma Group has performed or complied, in all material respects, with all terms, conditions and provisions to be performed or complied with by the Aluma Group hereunder prior to or at the Closing Time, and (iii) all conditions precedent in favour of the Purchaser set forth in Schedule E have been fulfilled;

(e)	an incumbency certificate of each member of the Aluma Group;
(f)
the Payoff Letters in form and substance satisfactory to Purchaser, acting reasonably, including a Payoff Letter from the Subordinated Secured Aluma Creditors (other than Greyvest Leasing Inc.) to accept the Payoff Amount set forth therein and to release all Encumbrances on the Assets upon receipt of the Payoff Amount;

(g)	the Aluma Material Consents;

(h)	any Aluma Consents that the Aluma Group has obtained prior to Closing;
(i)	certified copies of the resolutions of the board of directors and the shareholder(s) of each member of the Aluma Group approving this Agreement and the Transactions;
(j)
an opinion of counsel for the Aluma Group dated as of the Closing Date, opining to, among other things, the organization and good standing of the members of the Aluma Group in their respective jurisdiction of incorporation and their authority to enter into and perform their obligations under this Agreement and the other agreements contemplated hereby;

(k)
releases and termination statements, as appropriate, executed by the appropriate secured party and in a form appropriate for recording and filing, that are sufficient to release all Encumbrances against the Assets, other than the Permitted Encumbrances or waivers, no-interest letters or consents of registrants against the Aluma Group in respect of registrations with respect to assets that are not part of the Assets;

(l)
a certificate pursuant to section 6, Retail Sales Tax Act (Ontario), a certificate pursuant to section 99, Social Service Tax Act (British Columbia), and a tax clearance certificate issued by the Department of Revenue (or other applicable Agency) of each State of the United States in which the Aluma Group owns or leases (as a lessee) real property or has paid any Tax within the last three (3) years, each of which is dated not less than thirty (30) days prior to the Closing Date;

(m)	written notice from Aluma USA to Safway Services, Inc. confirming that the Transactions have been consummated as required by the provisions of the Safway Termination Agreement;
(n)
a duly authorized amendment to the articles or certificate of incorporation of each member of the Aluma Group amending the corporate name of such member, in form sufficient for filing with the applicable governmental Agency in the jurisdiction of such member’s incorporation, subject to applicable law, and other such documents necessary to record such change with the applicable governmental Agencies of the jurisdictions in which such member is qualified to do business;

(o)
certificates of status (or certificates of good standing, where applicable) of each member of the Aluma Group in the applicable jurisdiction of incorporation and all jurisdictions in which such member owns or leases (as a lessee) real property, issued by the appropriate governmental Agencies dated as of a date not more than five (5) days prior to the Closing Date;

(p)
a non-foreign (FIRPTA) affidavit dated as of the Closing Date for each member of the Aluma Group that owns or has ever owned any åUnited States Real Property Interestæ as defined under Section 897(c) of the Code, which affidavit is in a form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code, in order to exempt the Purchaser from withholding any portion of the Purchase Price; and

(q)	evidence of compliance with the Bulk Sales Act in all jurisdictions or a final and non-appealable exemption order therefrom pursuant to §6.D.

SCHEDULE C

CLOSING DELIVERIES OF THE PURCHASER

(a)	Funds in accordance with §2.A;

(b)	evidence of payment of the Safway Termination Payment;

(c)
executed Ancillary Agreements to which the Purchaser is a party and documents evidencing the assignment and assumption of the Assumed Contracts, the Assumed Liabilities and the assignment and assumption of the assignable Licenses and Permits;

(d)	a list of all offers of employment extended to the Employees, to be provided by the Purchaser five (5) days before the Closing Date;

(e)
a certificate of a senior officer of the Purchaser to the effect that (i) each of the representations and warranties of the Purchaser contained in this Agreement is true and correct in all material respects at and as of the Closing Time with the same force and effect as if such representations and warranties were made at and as of such time (except for representations and warranties made as of a specific date, which representations and warranties shall be true and correct as of such date), (ii) the Purchaser has performed or complied, in all material respects, with all terms, conditions and provisions to be performed or complied with by the Purchaser hereunder prior to or at the Closing Time, and (iii) all conditions precedent in favour of the Aluma Group set forth in Schedule D have been fulfilled;

(f)	an incumbency certificate of the Purchaser;

(g)	certified copies of the resolutions of the board of directors of the Purchaser approving the Transactions;

(h)
an opinion of counsel for the Purchaser dated as of the Closing Date, opining to, among other things the organization and good standing of the Purchaser in its jurisdiction of incorporation and its authority to enter into and perform its obligations under this Agreement and the other agreements contemplated hereby; and

(i)	a certificate of status of the Purchaser issued by the appropriate governmental Agencies dated as of a date not more than five (5) days prior to the Closing Date.

SCHEDULE D

CONDITIONS IN FAVOUR OF THE ALUMA GROUP

(a)	The Purchaser shall have performed all of the obligations and covenants to be performed by it under this Agreement on or prior to the Closing Date;
(b)	the Aluma Group and the Purchaser have reached a mutually satisfactory agreement with respect to the allocation of any Withdrawal Liability pursuant to §6.J;
(c)	the Regulatory Approvals shall have been obtained;
(d)	all closing deliveries of the Purchaser shall have been made as required under Schedule C, each in a form satisfactory to the Parties, acting reasonably;
(e)
no judgment or order shall have been issued by any Agency, no action, suit, investigation or proceedings shall have been initiated or threatened by or before any Agency, and no Law shall have been enacted or promulgated:

(i)	to cease trade, enjoin, prohibit or impose material limitations on or to the completion of the Transactions by the Aluma Group; or
(ii)	that, if the Transactions were completed, would be Materially Adverse to the Aluma Group;
(f)
the representations and warranties of the Purchaser under this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (except to the extent such representations and warranties refer solely as of an earlier date, in which event such representations and warranties shall be true and correct to such extent as of such earlier date, or except as affected by the Transactions), and the Aluma Group shall have received a certificate of the Purchaser addressed to the Aluma Group and dated the Closing Date, signed on behalf of the Purchaser by a senior officer of the Purchaser (on the Purchaser’s behalf and without personal liability) confirming the same as at the Closing Date; and

(g)	all Operating Letters of Credit shall have been released and replaced by letters of credit of the Purchaser.

SCHEDULE E

CONDITIONS IN FAVOUR OF THE PURCHASER

(a)
The shareholders and the board of directors of each member of the Aluma Group shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by the Aluma Group to authorize the execution and delivery of this Agreement and the performance of its provisions;

(b)	the Aluma Group and the Purchaser have reached a mutually satisfactory agreement with respect to the allocation of any Withdrawal Liability pursuant to §6.J;
(c)	the Regulatory Approvals shall have been obtained;
(d)	the Aluma Group shall have performed all of the obligations and covenants to be performed by them under this Agreement on or prior to the Closing Date;
(e)
the representations and warranties of each member of the Aluma Group under this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (except to the extent such representations and warranties refer solely as of an earlier date, in which event such representations and warranties shall be true and correct to such extent as of such earlier date, or except as affected by the Transactions, and the Purchaser shall have received a certificate of each member of the Aluma Group addressed to the Purchaser and dated as of the Closing Date, signed on behalf of each member of the Aluma Group by a senior officer of each member of the Aluma Group (on the Aluma Group’s behalf and without personal liability) confirming the same as at the Closing Date, provided that, for greater certainty, a Material Equipment Deficiency shall be deemed for the purposes of this paragraph to result in the representations and warranties of the Aluma Group not being true in all material respects;

(f)
consummation of the financing transactions contemplated by the Loan Commitment and the proceeds thereof are made available to the Purchaser in the amounts set forth therein, provided that the Purchaser shall be required to use its best efforts to fulfill all conditions precedent to consummating the financing contemplated by the Loan Commitment;

(g)
no judgment or order shall have been issued by any Agency, no action, suit, investigation or proceedings shall have been initiated or threatened by or before any Agency, and no Law shall have been enacted or promulgated:

(i)	to cease trade, enjoin, prohibit or impose material limitations on or to the completion of the Transactions by the Purchaser; or
(ii)	that, if the Transactions were completed, would be Materially Adverse to the Purchaser, the Assets, taken as a whole or the Business;
(h)	the Aluma Group shall have obtained all of the Aluma Material Consents and the Aluma Material Consents shall be in full force and effect as at Closing Time;
(i)	all closing deliveries of the Aluma Group shall have been made as required under Schedule B each in a form satisfactory to the Parties, acting reasonably;
(j)
the Ontario Ministry of Finance shall have accepted a letter of credit provided by the Aluma Group as security in connection with such Agency’s audit of the Aluma Group, which letter of credit shall be collateralized with cash and shall not bar release of all Encumbrances, other than Permitted Encumbrances, at the Closing as provided in this Agreement; and

(k)	the Aluma Group shall have terminated all intercompany Contracts affecting the Assets.

SCHEDULE F

REPRESENTATIONS AND WARRANTIES OF THE ALUMA GROUP

(a)
Organization and Qualification. Each member of the Aluma Group is duly incorporated and organized, validly existing and in good standing as a corporation under the laws of the jurisdiction of its respective incorporation and has full power and authority to own, lease and operate its property and conduct its business as currently conducted. Each member of the Aluma Group is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification, except where the failure to be so qualified would not be expected to have a Material Adverse effect. The Disclosure Statement contains a true and correct list of the current directors and officers of each member of the Aluma Group and each jurisdiction in which each member of the Aluma Group is qualified to do business as a foreign corporation. Each member of the Aluma Group has made available to the Purchaser true and complete copies of the constitutional documents (including articles or other organizational documents and by-laws) of each member of the Aluma Group.

(b)
Authority Relative to this Agreement. Each member of the Aluma Group has the requisite corporate power and authority to enter into this Agreement and the agreements contemplated hereby and the Transactions and to perform its obligations under this Agreement and the agreements contemplated hereby. The execution and delivery of this Agreement and the agreements contemplated hereby by each member of the Aluma Group and the consummation by each member of the Aluma Group of the Transactions has been duly authorized by the board of directors of each member of the Aluma Group and no other corporate proceedings on the part of any of the Aluma Group is necessary to authorize this Agreement and the Transactions. This Agreement has been duly executed and delivered by each member of the Aluma Group and constitutes a legal, valid and binding obligation of each member of the Aluma Group, enforceable by the Purchaser against each such member of the Aluma Group in accordance with its terms, subject to the availability of equitable remedies and the enforcement of creditors’ rights generally.

(c)
No Violations. The execution and delivery by each member of the Aluma Group of this Agreement and the agreements contemplated hereby, the performance by it of its obligations under such agreements and the completion of the Transactions will not directly or indirectly (with or without notice or lapse of time or both) result in:

(i)
a violation or breach of any provision of, or constitute a default (or would reasonably be expected to become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of or under:

(A)	any member of the Aluma Group’s constitutional documents (including articles or other organizational documents or by-laws);
(B)	any applicable Law or to the knowledge of the Aluma Group, any order, judgement, injunction or decree (subject to obtaining the consents referred to herein); or
(C)
any agreement, arrangement or understanding to which any member of the Aluma Group is a party or by which any of them or their properties are bound or affected, including any Assumed Contract except to the extent Payout Letters or Aluma Consents are actually obtained by the Aluma Group prior to the Closing;

which would result, in the cases of Clauses (B) and (C), in a Materially Adverse effect on the Business, as the case may be, or

(ii)	the imposition of any material Encumbrance upon any of the Assets.

(d)
No Consents etc. No consent, approval, order or authorization of, or registration, declaration or filing with, any third party or Agency is required by or with respect to the Aluma Group in connection with the execution and delivery of this Agreement by the Aluma Group, the performance of its obligations under this Agreement or the completion of the Transactions other than (i) the Regulatory Approvals; (ii) the Aluma Consents; (iii) the consents of the Aluma Creditors (other than Greyvest Leasing Inc.); and (iv) any other consents, approvals, orders, authorizations, registrations, declaration or filings which, if not obtained or made, would not have, or reasonably be expected to have, a Material Adverse effect on the Business or the Purchaser’s operation of the Business or ownership of the Assets, taken as a whole, after the Closing or materially impair the ability of the Aluma Group to perform its obligations under this Agreement or prevent or materially delay the consummation of the Transactions.

(e)
Financial Statements. The audited consolidated balance sheets, income statements and statements of cash flows of Aluma for and as at the year ended December 31, 2002, 2003 and 2004, including all notes thereto, and unaudited consolidated balance sheet, income statement and statement of cash flows of Aluma for the period ended March 31, 2005, including all notes thereto, copies of which have been provided to the Purchaser (the åBusiness Financial Statementsæ) (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered; and (ii) fairly present the financial position of the Business as at the date thereof and the results of operations and cash flows of the Business for the periods then ended. The reports of the Aluma Group’s independent auditors regarding the Financial Statements as of and for the periods ended December 31, 2002, 2003 and 2004 have not been withdrawn, supplemented or modified, and none of the members of the Aluma Group has received any communication from its independent auditors concerning any such withdrawal, supplement or modification.

(f)	Actions of the Aluma Group. From December 31, 2004, the Aluma Group has conducted the Business in the Ordinary Course and, except as set out in Schedule J, there has not been:

(i)	any action that if taken (or refrained from taking) would violate any provision of §6.A(a) or 6.A(b)(i);
(ii)	any Material Adverse effect with respect to the Business;
(iii)	any creation or assumption by the Aluma Group of any Encumbrance on any material asset or property other than in the Ordinary Course of the Business;
(iv)
to the knowledge of the Aluma Group, any material damage, destruction or casualty loss (that is not covered by insurance) affecting the business, assets or properties of the Aluma Group in excess of $500,000 individually or $1,000,000 in the aggregate; or

(v)	any amendment, establishment or termination of any Aluma Plan or the acceleration of vesting of any rights or benefits under any Aluma Plan.

(g)	Disclosure.
(i)
There are no severance, termination or employment agreements or plans with respect to the Business or any bonus or incentive arrangements with respect to other Employees that may require payments by the Purchaser as a result solely of the Closing of the Transactions;

(ii)
except as disclosed in the Business Financial Statements or as incurred in the Ordinary Course from December 31, 2004, the Aluma Group does not have liabilities or monetary obligations (actual, accrued, contingent or otherwise) in excess of the liabilities or monetary obligations reflected or reserved against in those Business Financial Statements;

(iii)	there are no Legal Proceedings pending or, to the knowledge of the Aluma Group, threatened against the Aluma Group or any of the Assets by or before any Agency or third party;
(iv)
neither the Aluma Group nor any of the Assets is the subject of a judgement, order or decree that would reasonably be expected to restrict the Purchaser’s ownership of the Assets or operation of the Business after the Closing that would result in a Material Adverse Effect;

(v)
other than the Excluded Assets, the Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by the Aluma Group, and (b) include all of the operating assets of the Aluma Group;

(vi)	there is no Funded Indebtedness of any member of the Aluma Group except as set forth on Schedule L;
(vii)	there are no Tax audits pending or to the knowledge of the Aluma Group, threatened, of any kind by any Taxing Authority; and
(viii)	no member of the Aluma Group has undertaken to provide future services or deliver goods in the future for which such member has received compensation.

(h)
Compliance. To the knowledge of the Aluma Group, the Aluma Group has, at all times, conducted the Business in all material respects in compliance with all applicable Laws, and holds all Licenses and Permits necessary for ownership of the Assets or the lawful operation of the Business pursuant to all Laws, applicable to it or by which it or the Business (including the Assets) is subject, bound or affected, all of which Licenses and Permits are set out in the Disclosure Statement. The Aluma Group has received no notice or other communication (whether written or oral) alleging or providing that any of such Licenses and Permits are not valid and subsisting and in good standing nor any notice or other communication (whether written or oral) of any violations thereof that would be reasonably likely to have a Materially Adverse effect on the Business, other than where the failure to hold such license or permit would not have a Materially Adverse effect on the Business. Aluma has at all times complied (other than defaults which have been remedied within the applicable time period or waived) with and is not in default (including cross-default) under or violation of any agreement to which it or by which any of the Assets are currently bound or affected, other than any non-compliance, default or violation that would not have a Materially Adverse effect on the Business.

(i)
Title to Assets. The Aluma Group owns, and has good and valid title to, all Assets purported to be owned by it. As of the Closing Date, all of Assets shall be owned by the Aluma Group, as the case may be, free and clear of all Encumbrances other than Permitted Encumbrances. There are no options, rights, agreements, arrangements, commitments or obligations (contingent or otherwise) for the purchase or disposition of the Assets other than as contemplated under this Agreement.

(j)	Proprietary Assets.

(i)
The Disclosure Statement sets forth a true, correct and complete list of all Proprietary Assets registered with any Agency or for which an application has been filed with any Agency (collectively, the "Registered Proprietary Assets"), and (i) a brief description of each such Registered Proprietary Asset, (ii) the names of the jurisdictions covered by the applicable registration or application, and (iii) the date of issuance, filing or renewal of the applicable registration or application. The Disclosure Statement identifies and provides a brief description of, and identifies any ongoing license fee, royalty or payment obligations with respect to, each Proprietary Asset that is licensed or otherwise made available to or used by the Aluma Group in connection with the Business by any person (except for any Proprietary Asset that is licensed to the Aluma Group under any third party software license generally available to the public), and identifies the agreement under which such Proprietary Asset is being licensed to, or otherwise made available to or used by, the Aluma Group.

(ii)
The Aluma Group has good and valid title to all of the Registered Proprietary Assets, and to any and all other Proprietary Assets owned by the Aluma Group that are used in the Business, and as at the Closing Date, all such Registered Proprietary Assets are in full force and effect in accordance with their respective provisions and are free and clear of all Encumbrances. The Aluma Group has the right to use and license the Proprietary Assets owned by the Aluma Group that are used in the Business, subject to applicable Law.

(iii)
All patents, trademarks, service marks and copyrights held and currently in use by the Aluma Group are valid, enforceable and subsisting and, to the knowledge of the Aluma Group, none of the Proprietary Assets owned or licensed by the Aluma Group, including Proprietary Assets that are being developed by the Aluma Group (by itself or with any other person), infringes, misappropriates or conflicts with any proprietary asset owned or used by any other person. There are no claims, demands or Legal Proceedings pending or, to the knowledge of the Aluma Group, threatened with respect to any Registered Proprietary Assets or any other Proprietary Assets owned by the Aluma Group. The Aluma Group has not received any notice, claim or other communication (in writing or otherwise) of (i) any actual, alleged, infringement, misappropriation or unlawful or unauthorized use or misuse by the Aluma Group of any Proprietary Asset owned or used by any other person, or (ii) suggesting that any other person has or may have any claim of legal or beneficial ownership or other claim or interest in any Proprietary Asset owned or licensed by the Aluma Group. To the knowledge of the Aluma Group, none of the Registered Proprietary Assets is being infringed upon by any other person.

(k)
Accounts Receivable. The Disclosure Statement sets out a true, correct and complete list of all Accounts Receivable as at the date noted therein (which date is not more than seven (7) days prior to the date of the Agreement). All Accounts Receivable are and will be reflected on the books and records of the Aluma Group. All Accounts Receivable represent valid obligations of customers of the Aluma Group arising from bona fide transactions entered into in the Ordinary Course in respect of the Business. To the Aluma Group’s knowledge, there is no basis on which provisions should be made in respect of the Accounts Receivable beyond the amounts provided in the Business Financial Statements or the Disclosure Statement, which amounts are reasonable and consistent with past practices of the Aluma Group. The Aluma Group is the registered and beneficial owner of the Accounts Receivable and as of the Closing Date all Accounts Receivable shall be free and clear of all Encumbrances. To the knowledge of the Aluma Group such Accounts Receivables are not subject to any contest, claim, rights of set-off, defences or counterclaims.

(l)
Equipment, Inventory and Other Assets. The Equipment, Inventory and Other Assets (i) were acquired and are sufficient for the operation of the Business in the Ordinary Course, (ii) are not obsolete, defective or damaged and are of a quality and quantity usable or saleable in the Ordinary Course, having regard to their age and use (ordinary wear and tear excepted), and (iii) are valued on the Books and Records of the applicable member of the Aluma Group at the lower of cost or market in accordance with GAAP. The Disclosure Statement sets out all Equipment that is owned by the Aluma Group by entity, division and location, which Equipment constitutes all of the Equipment which is material to the conduct of the Business as currently conducted by the Aluma Group. Such Equipment is reflected in the Aluma Group's Business Financial Statements for the period ending March 31, 2005, subject to such additions thereto and deletions therefrom which have occurred in the Ordinary Course after March 31, 2005. None of the Inventory is subject to any licensing, royalty, trademark, trade name or copyright agreements with any third parties which require the payment of any royalties. Subject to Payoff Letters and Aluma Consents actually obtained by the Aluma Group prior to the Closing, the sale or other disposition of the Inventory by the Purchaser after the Closing Date will not (i) require the consent of any third party; (ii) constitute a breach or default under any Contract to which any member of the Aluma Group is a party or to which the Inventory is subject; or (iii) require the Purchaser to enter into any license agreements. The aggregate amount of customer-owned Equipment in the possession of or under control by the Aluma Group is accurately and completely set forth by entity, division and responsible branch on the "Customer Owned Equipment" lists included within the Disclosure Statement in all material respects, and no member of the Aluma Group has any obligation to return any Equipment to any Person except (i) as set forth in such "Customer Owned Equipment" lists (which information is provided by entity, division and responsible branch), and (ii) Equipment that is leased from a third party (which lease is accurately and completely described on the leased Equipment list included in the Disclosure Statement).

(m)	Real Property.

(i)
The Disclosure Statement sets forth true and correct descriptions of the Owned Real Property and the Leased Real Property by entity. The Aluma Group has good and marketable, indefeasible, fee simple title to the Owned Real Property and as of the Closing Date the Owned Real Property shall be free and clear of all Encumbrances except for Permitted Encumbrances.

(ii)	Except for the Leased Real Property and the Owned Real Property, the Aluma Group does not own, occupy, use or lease any real property in connection with the Business.

(iii)
The Aluma Group has provided true, correct and complete copies of all leases for the Leased Real Property (including all amendments, modifications, extensions and renewals thereof), and there are no other binding offers to lease, agreements to lease, leases, renewals of lease, tenancy agreements, rights of occupation, licenses or other occupancy agreements granted in favour of the Aluma Group to possess or occupy space now or in the future in connection with the Business. The Leased Real Property leases are legal, valid, binding and enforceable against the member of the Aluma Group which is a party thereto and, to the knowledge of the Aluma Group, the other parties thereto, and is in full force and effect in all material respects in accordance with its terms, except to the extent that the failure of any one or more of such Leased Real Property leases would not be Materially Adverse to the Business. The Aluma Group has and owns valid leasehold estates in all the Leased Real Property, and as at the Closing they will be free and clear of all Encumbrances except for Permitted Encumbrances. The Aluma Group is in occupation of the Leased Real Property and has received no notice of any material default, or event that with notice or lapse of time or both would constitute a material default, existing on the part of the Aluma Group or, to the Aluma Group’s knowledge, on the part of any landlord under such leases. There are no rights of set off, counterclaims, disputes or other claims existing or asserted on the part of either the landlord under such leases or the Aluma Group under any such leases.

(iv)
The Aluma Group has not granted to any Person any right of first refusal, right of first opportunity, option or similar rights with respect to either the Owned Real Property or the leases covering such Leased Real Property or any interest therein or part thereof.

(v)	The Aluma Group has not granted any Person any right to possess, lease, use or occupy any portion of the Owned or Leased Real Property.
(vi)
There are no brokerage commissions, fees or other compensation payable to any realtor, broker, agent or other person, firm, corporation, partnership or syndicate with respect to any of the Leased Real Property nor with respect to the sale of any of the Owned Real Property.

(vii)
The Aluma Group has received no notice or other communication (whether written or otherwise) of any pending or proposed condemnation proceeding or other proceeding in the nature of expropriation or eminent domain with regard to any of the Owned Real Property or Leased Real Property or any portion thereof that could have a Materially Adverse effect on the Business.

(viii)
The Aluma Group has received no notice of any assessments for public improvements that remain unpaid or any proposed assessments with regard to any Owned Real Property or Leased Real Property the imposition of which could have a Materially Adverse effect on the Business.

(ixi)	The Aluma Group has delivered to the Purchaser’s counsel a copy of each survey in their possession or control of the respective properties comprising the Real Property.

(n)
Restrictions on Business Activities. There is no judgment, injunction, order or decree binding upon the Aluma Group or pending or, to the Aluma Group’s knowledge, threatened that has, or would reasonably be expected to have, the effect of prohibiting, restricting or impairing the Business or the completion of the Transactions. Except for those Cuba Assets listed in the Disclosure Statement, to the Aluma Group’s knowledge, no member of the Aluma Group has dealt with any property that would qualify as a Cuba Asset. Except for the Cuba Assets listed on the Disclosure Statement, to the Aluma Group’s knowledge, no member of the Aluma Group owns any assets which were either located in or transported through Cuba or which were acquired or owned in violation of the U.S. Cuban Assets Control Regulations, 31 CFR Par 515.

(o)	Contracts.

(i)
The Disclosure Statement sets out a true and complete list of all Contracts by operating division (A) that require payments by the Aluma Group to any single vendor in excess of $250,000 in any fiscal year and are not terminable by the Aluma Group on less than sixty (60) days’ notice; (B) still in effect which at inception was expected to generate revenues in excess of $250,000 (local currency); (C) limit the freedom or ability of any member of the Aluma Group to compete in any line of business or in any geographic area; (D) with any Director, Officer and Shareholder of the Aluma Group; (E) under which the Aluma Group created, incurred, assumed or guaranteed any Funded Indebtedness in excess of $250,000; (F) any material agreement of guarantee or similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person other than a subsidiary or parent of Aluma or in connection with any of the Funded Indebtedness; (G) which the Aluma Group entered into outside of the Ordinary Course and is material to the Business; or (H) to the extent not required above, all leases related to the Leased Equipment that is part of the Aluma Group’s fleet of rental equipment (the "Disclosed Contracts"). There are no Contracts material to the conduct of the Business as currently conducted by the Aluma Group other than the Disclosed Contracts.

(ii)
Each member of the Aluma Group and, to the knowledge of the Aluma Group, the other parties to the Disclosed Contracts, is in good standing under, and is entitled to all benefits under the Disclosed Contracts to which it is a party, subject to any reserves reflected on the Business Financial Statements, and no such Disclosed Contract is dependent on the guarantee of, or security provided by, any other person. To the Aluma Group’s knowledge, there is no state of facts that (with or without the lapse of time, the giving of notice or both) would constitute a breach or default or result in the acceleration of the performance, cancellation, termination, or modification by any party to any such Disclosed Contract.

(iii)
Each of the Disclosed Contracts is legal, valid, binding and enforceable against the member of the Aluma Group which is a party thereto and, to the knowledge of the Aluma Group, the other parties thereto, and is in full force and effect in all material respects in accordance with its terms. except to the extent that the failure of any one or more of such Disclosed Contracts would not, taken as a whole, be material to the Aluma Group. Neither the member of the Aluma Group which is a party thereto nor, to the knowledge of the Aluma Group, any other party thereto is in material breach or default under any of the Disclosed Contracts. The Aluma Group has not received any notice or other communication (whether written or otherwise) of any actual or alleged breach or default under any Disclosed Contract, except to the extent such breaches or defaults have been cured or would not, taken as a whole, be material to the Aluma Group.

(iv)
The Assumed Contracts and the Operating Letters of Credit are all of the Contracts necessary for the operation of the Business in all material respects and the ownership of the Assets after the Closing as operated and owned by the Aluma Group as of the date hereof.

(v)
There are no Contracts (including the Disclosed Contracts) for services or materials in respect of the Business that are not at arm’s length. The Disclosure Statement contains a true, correct and complete list of all outstanding loans and advances made by the Aluma Group in respect of the Business to any employee, director, consultant or independent contractor, other than routine travel, meal and related advances made to Employees in the Ordinary Course.

(vi)
There are no renegotiations of any material amounts paid or payable by the Aluma Group under any current or completed Contract that have not been reserved for by the Aluma Group in accordance with GAAP (excluding amounts payable to any of the Aluma Creditors).

(p)
Sale of Products and Performance of Services. No customer or other person has asserted or, to the knowledge of the Aluma Group, threatened to assert, any actual or alleged claim against the Aluma Group under or based upon any warranty provided by or on behalf of the Aluma Group, or in respect of or based upon any services performed or products delivered by the Aluma Group in connection with, related to, or that may affect the Business. To the knowledge of the Aluma Group, there is no basis for any such claim against the Aluma Group. There is no claim which has been or to the knowledge of the Aluma Group, may be threatened or asserted which would result in any liability (and, to the knowledge of the Aluma Group, there is no basis for any claim against the Aluma Group giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Aluma Group.

(q)	Taxes.

(i)	As of the Closing Date, none of the Assets owned by the members of the Aluma Group, other than the Canadian Resident Vendors, will constitute "taxable Canadian property" for purposes of the ITA.

(ii)
There are no Tax liens or any liens for assessments or governmental charges that have been filed in respect of any of the Aluma Group’s assets, and, to the knowledge of the Aluma Group, no basis exists for the imposition of any such liens.

(iii)
Aluma, Aluma Can, Aluma Ont, 55 Costa, 1930653 and Chesborough are registered for the purposes of the goods and services tax ("GST") under Part IX of the Excise Tax Act (Canada) and any Canadian Vendor which is required to be registered under the Québec Sales Tax Act ("QST") is registered. The GST and QST registration numbers of each Canadian Vendor is set out in the Disclosure Statement.

(iv)
All Tax Returns required to be filed by or on behalf of each member of the Aluma Group have been timely filed with the appropriate Taxing Authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any extensions of time in which to make such filings), except where the failure to file would not have a Material Adverse effect on the Business. All such Tax Returns were correct and complete in all material respects; provided, that for purposes of this §(q), any inaccuracy in any Tax Return to the extent that the consequence of such inaccuracy is a reduction in the amount of a net operating loss, shall not be considered a material inaccuracy. All amounts that are shown due from the Aluma Group on such Tax Returns with respect to the periods covered thereby have been fully and timely paid or are adequately provided for on the Business Financial Statements in accordance with GAAP. All material Taxes which the Aluma Group is required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid over to the proper Taxing Authority or are held in separate bank accounts for such purposes.

(v)
All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of or covering or including any member of the Aluma Group have been fully paid or are adequately provided for in the Business Financial Statements in accordance with GAAP. To the knowledge of the Aluma Group, there are no Tax audits or investigations by any Taxing Authority in progress, nor has the Aluma Group received any notice or other communication (whether written or otherwise) from any Taxing Authority that it intends to conduct such an audit or investigation. To the knowledge of the Aluma Group, no basis exists for a Taxing Authority to impose or assess a deficiency or assessment as a result of any such audit or investigation.

(vi)
None of the members of the Aluma Group, nor any other person on behalf of the Aluma Group, has (A) granted or been requested to grant waivers of any statutes of limitations applicable to any claim for Taxes; or (B) engaged in any reportable transaction.

(vii)
No member of the Aluma Group (A) is a party to any Tax allocation or sharing agreement, or (B) will be required to pay any material Taxes of any person (other than a member of the Aluma Group) under U.S. Treasury Regulation Section 1.1502-6 or any similar Law, as a transferee or successor, by contract or otherwise.

(viii)	No member of the Aluma Group owns any "United States Real Property Interest" as defined under Section 897(c) of the Code, other than such members as may be listed on the Disclosure Statement.

(ix)
No excise Taxes arising under Sections 280G and 409A of the Code are, or will be, due or owing by any member of the Aluma Group relating to any payments, including the Transaction Bonuses, as a result of or otherwise in connection with, the Transaction.

"Tax" and "Taxes" means, with respect to any person, any and all taxes or duties of any kind whatsoever, including all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, withholding taxes or other withholding obligations, payroll taxes, employment taxes, Canada or Québec Pension Plan premiums, excise, severance, social security premiums, workers’ compensation premiums, employment or unemployment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services taxes or customs duties, imposed by any Taxing Authority on such entity or for which such person is responsible (pursuant to a Tax indemnity agreement or otherwise), and any interest, penalties, additional taxes, additions to tax or other amounts imposed with respect to the foregoing.

"Tax Returns" means returns, reports and forms (including schedules thereto) or other document required to be filed with any Taxing Authority.

(r)
Environmental Matters. To the knowledge of the Aluma Group, the Aluma Group is, and since December 31, 2000 has been, in compliance in all material respects with all applicable Environmental Laws, including the possession and maintenance of all Licenses and Permits required by Environmental Laws which are material for the operation of the Business. There are no liabilities of the Aluma Group of any kind, whether accrued, contingent, absolute, determined, determinable, known, unknown or otherwise, arising under or relating to any Environmental Law or Hazardous Material, or to any exposure, or alleged exposure, of any person to asbestos, silica or any other Hazardous Material, and, to the knowledge of the Aluma Group, there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis of any material liability under any Environmental Law at any of the Real Property, any real property previously owned, operated, leased or occupied by the Aluma Group (or any predecessor to the Business) or from any off-site real property affecting the Real Property. The Aluma Group has not received any written communication from any Agency that alleges that the Aluma Group is not in compliance in all material respects with applicable Environmental Laws. No member of the Aluma Group is a party to any Legal Proceeding nor, to the knowledge of the Aluma Group, is any Legal Proceeding threatened, against the Aluma Group, that, in either case, asserts or alleges that the Aluma Group is in violation of. or has potential liability under, any Environmental Law that could reasonably be expected, either individually or when aggregated with all like Legal Proceedings, to result in the Aluma Group incurring material liability. No member of the Aluma Group is subject to any outstanding order of any Agency arising out of any Environmental Law which would require unbudgeted capital or other expenditures. The Aluma Group has made available to the Purchaser correct and complete copies of all material reports, studies, analyses, test, sampling results, audits, or assessments in the possession or control of the Aluma Group that describe the environmental conditions at any of the Owned Real Property, Leased Real Property or, to the knowledge of the Aluma Group, any real property previously owned, operated, leased or occupied by the Aluma Group (or any predecessor to the Business). There are no aboveground or underground storage tanks, barrels, landfills, land deposits, dumps, or other containers (whether movable or fixed) either temporary or permanent, located on the Owned Real Property or the Leased Real Property that are being or have been used for the storage, collection or disposal of any Hazardous Materials. No member of the Aluma Group has engaged in any business activity that has involved the use of asbestos.

        "Environmental Laws" means all applicable Laws relating to the environment (including ambient and indoor air, surface water, groundwater, drinking water, land surface or subsurface strata) or protection of human health as it relates to the environment including relating to (i) Releases of Hazardous Materials, (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, or (iii) management of asbestos in buildings.

"Hazardous Materials" means (i) any petroleum or any by-products or fractions thereof, asbestos or asbestos-containing materials, silica, urea formaldehyde foam insulation, any form of natural gas, explosives, polychlorinated biphenyls ("PCBs"), radioactive materials, ionizing radiation, electromagnetic field radiation or microwave transmissions; (ii) any chemicals, materials or substances, whether waste materials, raw materials or finished products, which are now defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous substances", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "pollutants" (including air and hazardous air pollutants), "contaminants" or words of similar import under any Environmental Law; and (iii) any other chemical, material or substance, whether waste materials, raw materials or finished products, regulated under any Environmental Law.

"Release" means a releasing, spilling, leaking, pumping, pouring, admitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping which is in breach of any Environmental Law.

(s)	Employment Matters. Except as contemplated by this Agreement, with respect to the Employees:

(i)
the Aluma Group is not a party to any agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with any Employee, any director or officer, other than any common law obligations of reasonable notice of termination or pay in lieu thereof and any statutory obligations;

(ii)
there are no current, pending or, to the knowledge of the Aluma Group, threatened strikes, work stoppages, unfair labour practice charges, slowdowns, lockouts, grievances or other labour disputes at any facility owned or operated by any member of the Aluma Group, nor have any of the foregoing occurred within the past three (3) years;

(iii)
the Aluma Group is not subject to any Legal Proceedings, actual or, to the knowledge of the Aluma Group, threatened, relating to (A) employment or termination of employment of employees or independent contractors which may have a Materially Adverse effect on the Business in any manner, or (B) the alleged violation of any Law pertaining to labour relations or other employment matters, including any charge or complaint filed with the applicable labour relations board in any jurisdiction in Canada or in the United States or any comparable Agency or other collective bargaining disputes, and, to the knowledge of the Aluma Group, there is no charge of discrimination filed against or threatened against any member of the Aluma Group with the Equal Emp1oyment Opportunity Commission, any provincial human rights commission, any grievance or labour board or with a similar Agency that has not been dismissed, withdrawn or settled prior to the date hereof;

(iv)
the Aluma Group has complied in all material respects with all applicable Laws (including reporting and disclosure requirements) relating to employment, including those relating to wages, hours, collective bargaining, occupational health and safety, workers’ hazardous materials, employment/labour standards, pay equity, human rights, non-discrimination, retaliation, employment contracts, immigration, classification of employees and the payment of social security, Canada Pension Plan, Québec Pension Plan, health tax and other payroll Taxes and employment insurance and workers’ compensation, except where the failure to do so would not have a Materially Adverse effect. There are no pending or, to the knowledge of the Aluma Group, threatened charges or complaints against the Aluma Group relating to unfair labour practices or discrimination or under any legislation relating to employees. The Aluma Group, where applicable, has paid in full all amounts, including premium contributions, remittances and assessments, for employment insurance, employer health tax, Canada Pension Plan, Québec Pension Plan, income tax, and under the Workplace Safety and Insurance Act (Ontario) or comparable legislation and any other employment related legislation, including accrued wages, taxes, salaries, commissions and employee benefit plan payments, contributions to the Aluma Plans, where applicable, and payments required under any Collective Bargaining Agreements, including pension, health and welfare premiums and payments of collected union dues, where applicable, and to the knowledge of the Aluma Group, there are no circumstances that would permit a penalty reassessment under such legislation. There are no charges or orders outstanding under the Occupational Health and Safety Act (Ontario) or comparable legislation with respect to any member of the Aluma Group;

(v)
neither the Aluma Group nor, to the knowledge of Aluma, any other party is in breach of any of the provisions of its Collective Bargaining Agreements with its employees. There are no pending or, to the knowledge of the Aluma Group, threatened labour or employment proceedings of any kind (including unfair labour complaints, union grievances, arbitrations or applications for declaration of successor employer) respecting the Business;

(vi)
no member of the Aluma Group has violated the U.S. Worker Adjustment and Retraining Notification Act, 29 U.S.C. Secs. 2101 et seq., the Employment Standards Act (Canada) or other plant closing or mass layoff notification Law; and

(vii)
the Disclosure Statement includes a correct and complete list of all officers, directors and employees of the Aluma Group that received cash compensation (including cash bonuses) in excess of $100,000 for the year ended December 31, 2004.

(t)	Pension and Employee Benefits.

(i)
The Disclosure Statement includes a complete and correct list of all employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, stock option, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, prescription drug, legal, vacation, sick leave, personal or other leave, termination, severance, disability, tuition and similar plans or arrangements or practices, whether written or oral, which are directly maintained or sponsored or contributed to by the Aluma Group, other than a Multiemployer Plan (collectively, the åAluma Plansæ). With respect to any of the Aluma Plans maintained or sponsored by the Aluma Group, other than the Multiemployer Plans (the åAluma Sponsored Plansæ), the Aluma Group has provided to the Purchaser correct and complete copies of all such plans (or summaries thereof) and all contracts relating thereto, or to the funding thereof, as in effect on the date of this Agreement, and the most recent annual report, actuarial report, accountant’s opinion, summary plan description and Internal Revenue Service determination letter (with respect to the U.S. Benefit Plans).

(ii)
At all times since December 31, 2000, each Aluma Sponsored Plan has been in material compliance, in form and operation, with all applicable Laws; and the Aluma Group has complied in all material respects with all applicable Laws and contractual obligations with respect to each Aluma Plan. Without limiting the generality of the foregoing, (A) each U.S. Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and is the subject of a favourable determination letter which covers all changes to the U.S. Benefit Plans for which the åremedial amendment periodæ (within the meaning of Section 401(b) of the Code) has expired, (B) nothing has occurred with respect to the operation of any of the U.S. Benefit Plan which could cause the loss of the qualification or exemption of such plan or the imposition of any material liability, penalty or Tax under the Employee Retirement Income Security Act of 1974, as amended (åERISAæ) or the Code, (C) each U.S. Benefit Plan, including any associated trust or fund, has been administered in material compliance with its terms and applicable legal requirements, and (D) nothing has occurred with respect to any U.S. Benefit Plan that has or could subject the Aluma Group to a material liability under any relevant Law, including without limitation Section 409 or Section 502 of ERISA or Chapter 43 of Subtitle D of the Code or Section 6652 of the Code.

(iii)
There are no existing or, to the knowledge of the Aluma Group, threatened Legal Proceedings, claims, or other controversies relating to an Aluma Sponsored Plan or the sponsor, administrator or fiduciary of any such Aluma Sponsored Plan, other than routine claims for information or benefits in the normal course, and no Aluma Plan is or within the last three calendar years has been the subject of examination by a government Agency or a participant in a government sponsored amnesty, voluntary compliance or other program.

(iv)
The Disclosure Statement includes a complete and correct list of each Multiemployer Plan to which the Aluma Group or any ERISA Affiliate has had an obligation to contribute at any time during the last six years. To the knowledge of the Aluma Group, neither the Purchaser nor any member of the Aluma Group will incur any Withdrawal Liability. All contributions required by the provisions of any Collective Bargaining Agreement pursuant to which any Multiemployer Plan is maintained have been timely made by the Aluma Group (or such member thereof which is a party thereto).

(v)
No Aluma Sponsored Plan is a defined benefit plan, nor, to the Aluma Group’s knowledge, has the Aluma Group or any ERISA Affiliate maintained or sponsored such a plan at any time. Without limiting the generality of the foregoing, no U.S. Benefit Plan is subject to Title IV of ERISA nor, to the Aluma Group’s knowledge, has the Aluma Group or any ERISA Affiliate maintained such a plan within the last three years.

(vi)
The Aluma Group does not have any liability or contingent liability for providing, under any U.S. Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or other applicable Law.

"ERISA Affiliate" means an Aluma Group entity and any other entity that is considered a single employer with Aluma USA, Aluma Int., or Aluma RDC under Sections 414(b), (c), (m), or (o) of the Code.

"Multiemployer Plan" means a plan to which more than one employer is required to contribute and which is maintained pursuant to one or more collective bargaining agreements between one or more employee organizations and more than one employer, whether such plan is maintained in the United States or in Canada. With respect to plans maintained in the United States, "Multiemployer Plan" means a plan described in section 3(37) of ERISA.

"U.S. Benefit Plan" means an Aluma Plan that is an "employee benefit plan" (within the meaning of Section 3(3) of the ERISA), that is subject to ERISA and that is maintained by Aluma USA, Aluma Int., Aluma RDC or by an ERISA Affiliate.

(u)
Books and Records. The Books and Records and other financial records of the Aluma Group in all material respects, (i) to the extent applicable, have been maintained in accordance with GAAP on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect actual, bona fide transactions and dispositions of the assets of the Aluma Group in connection with the Business, and (iii) accurately and fairly reflect the basis for the Business Financial Statements.

(v)
Insurance. The Aluma Group has provided to the Purchaser true, correct and complete copies of all material policies of insurance or binders for the same in connection with the Business or the Assets to which each member of the Aluma Group is a party. All such policies are valid, binding, outstanding and in full force and effect, as to which premiums have been paid currently or have been financed by way of a premium finance contract under which all payments which are required to be made thereunder have been paid. No member of the Aluma Group is in default under any provision of any such policy of insurance, nor has any such member received notice of cancellation or non-renewal of any such insurance. The Aluma Group has not received any notice or other communication (whether written or oral) of cancellation, amendment or disputes as to coverage with respect to the policies of insurance. To the knowledge of the Aluma Group, (i) no insurer is in material breach or default thereunder, and (ii) no event has occurred that with notice or the lapse of time or both would reasonably be expected to result in a material breach of default of, or permit termination, modification, or acceleration, under the policy. No member of the Aluma Group has knowledge of any threatened termination of, premium increases (other than premium increases in the Ordinary Course) with respect to or alteration of coverage under any such policies. There is no claim by or with respect to any member of the Aluma Group pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters or carriers of such policies, or in respect of which such underwriters have reserved their rights.

(w)
No Bankruptcy. There has not been filed any petition or application, or any proceeding commenced which has not been discharged, or to the knowledge of Aluma Group, any potential claim, by or against any member of the Aluma Group with respect to any Assets under any Law relating to bankruptcy, reorganization, fraudulent transfer, compromise, arrangements, insolvency, readjustment of debt or creditors’ rights, and no assignment has been made by a member of the Aluma Group for the benefit of creditors.

(x)
Truth and Accuracy of the Disclosure Statement. All of the information disclosed in the Disclosure Statement is true and correct in all material respects. The Disclosure Statement is arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Schedule F. Disclosures in any section or subsection of the Disclosure Statement shall constitute disclosure for purposes of, and an exception to, any representation or warranty made in that section or subsection of the Agreement to the extent of the disclosure made and any other sections or subsections of the Agreement to the extent that such disclosure is reasonably sufficient to alert the Purchaser to the information required by, or to the relevance of the disclosure for, such other section or subsection. The Disclosure Statement contains all exceptions to the Aluma Group’s representations and warranties set forth in this Schedule F and does not cross-reference any information provided to the Purchaser that is not set forth in the Disclosure Statement, whether provided on the Merrill data site or otherwise.

(y)
Brokers, Finders and Investment Bankers. Other than Credit Suisse First Boston, neither the Aluma Group, nor any officer, member, director, manager or employee of the Aluma Group, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees or other similar fees in connection with the Transactions contemplated hereby. The Aluma Group shall pay, and shall hold the Purchaser harmless from, any and all fees charged by Credit Suisse First Boston with respect to the Transactions.

(z)
Privacy Issues. The Canadian Vendors are in compliance in all material respects with all applicable privacy laws, including, the Personal Information Protection and Electronic Documents Act (Canada), the Personal Information Protection Act (British Columbia), the Personal Information Protection Act (Alberta) and an Act Respecting the Protection of Personal Information in the Private Sector (Québec) (collectively, "Privacy Laws") to the extent it is required to do so and is in compliance in all material respect with its privacy policies. None of the Canadian Vendors is aware of any:

(i)	violation by such vendor of any Privacy Laws arising from the operation of the Business; or

(ii)
outstanding complaints, claims, actions or investigations regarding such vendor’s practices with respect to its collection, use and disclosure of personal information (as such term is defined in the Personal Information Protection and Electronic Documents Act).

(aa)
Investment Canada Act. No member of the Aluma Group carries on or engages in, nor has any member of the Aluma Group at any time since January 1, 2004, carried on or engaged in, any of the businesses or activities described in subsection 10.2 of the Regulations Respecting Investment in Canada (SOR/85-611) under the Investment Canada Act or in Schedule IV thereof.

(bb)
Certain Payments. Since December 31, 2003, no member of the Aluma Group nor any other person associated with or acting for or on behalf of any of any member of the Aluma Group has directly or indirectly: made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any person, private or public, regardless of form, whether in money, property or services in violation of the U.S. Foreign Corrupt Practices Act of 1977 or any other similar Law.

(cc)
No Other Representations. The representations and warranties of the Aluma Group contained in this Schedule or otherwise in this Agreement or in any other agreement contemplated hereby are the only representations and warranties made by the Aluma Group in connection with the Transactions and, for greater certainty and without limiting the generality of the foregoing, no other representation, warranty or condition, whether contractual or legal, either expressed or implied by the Aluma Group or construed by the Purchaser, is made in connection with, arising out of or relating to the Transactions.

SCHEDULE G

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

(a)
Organization and Qualification. The Purchaser is validly existing as a corporation under the laws of the State of Delaware and has full corporate power and authority to own its assets and conduct its business as currently owned and conducted; provided that certain designee(s) of the Purchaser may be incorporated in jurisdictions other than the State of Delaware, including Canada or other non-U.S. jurisdictions.

(b)
Authority Relative to this Agreement. The Purchaser has the requisite corporate power and authority to enter into this Agreement and the agreements contemplated hereby and to perform its obligations under this Agreement and to perform its obligations under the agreements contemplated therein. The execution and delivery of this Agreement and the agreements contemplated hereby by the Purchaser and the consummation by the Purchaser of the Transactions have been duly authorized and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement or the Transactions. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable by the Aluma Group against the Purchaser in accordance with its terms, subject to the availability of equitable remedies and the enforcement of creditors’ rights generally.

(c)
No Violations. The execution and delivery by the Purchaser of this Agreement and the agreements contemplated therein and the performance by it of its obligations under those agreements will not result in a violation or breach of any provision of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of or under:

(i)	its certificate or articles of incorporation or by-laws;

(ii)	any applicable Law, order, injunction, judgement or decree (subject to obtaining the consents referred to below); or

(iii)
any agreement, arrangement or understanding by which it is a party or by which it or its properties is bound or affected, other than and excluding any collective bargaining agreement to which Purchaser and/or any of its Affiliates is a party or under which it is bound.

No notice is required to be given by the Purchaser to any person and no consent, approval, order or authorization of, or declaration or filing with, any person is required on the part of the Purchaser in connection with the execution and delivery of this Agreement and the agreements contemplated therein by the Purchaser, the performance by the Purchaser of its obligations under those agreements or the completion of the Transactions, other than the Regulatory Approvals.

(d)
Residency. The Purchaser is a non-Canadian within the meaning of the Investment Canada Act: provided that certain designees of the Purchaser may not be a non-Canadian within the meaning of the Investment Canada Act.

(e)
Judgments. There are no judgments or executions outstanding against the Purchaser nor are there any Legal Proceedings affecting the business, operations, prospects, property or affairs of the Purchaser pending, or to the knowledge of the Purchaser, threatened against it which may cease trade, enjoin, prohibit or impose material limitations or conditions on or to the completion of the Transactions by the Purchaser. To the knowledge of the Purchaser, there is no event or condition of any character pertaining to its business or assets that may reasonably be expected to cease trade, enjoin, prohibit or impose material limitations or conditions on or to the completion of the Transactions by the Purchaser.

(f)
GST. Those designee(s) of the Purchaser, as set forth pursuant to §12.B of this Agreement, which will be carrying on a business within Canada immediately after the Closing Time will become a registrant for the purposes of the Excise Tax Act (Canada) as of the Closing. The GST number(s) for such designee(s) will be provided to the Aluma Group at or prior to Closing.

(g)
Financing. Upon the closing of the Transactions contemplated by the Loan Commitment, the Purchaser will have funds available to it sufficient to enable it to complete the Transactions and pay the Purchase Price to the Aluma Group. The Purchaser has provided true and correct copies of the Loan Commitment to the Aluma Group.

(h)
Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the Aluma Group and the Business, which investigation, review and analysis was done by the Purchaser and its Representatives. In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Aluma Group or their representatives (except the specific representations and warranties of the Aluma Group set forth in Schedule F or otherwise in the Agreement or in any other agreement contemplated hereby). The Purchaser hereby acknowledges and agrees that (a) other than the representations and warranties made in Schedule F or otherwise in the Agreement or in any other agreement contemplated hereby, none of the members of the Aluma Group, nor any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Aluma Group, the Assets or the Business, including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Business by the Purchaser after the Closing in any manner other than as used and operated by the Aluma Group, or (iii) the probable success or profitability of the Business after the Closing; and (b) other than the indemnification obligations of the Aluma Group set forth in §5, none of the members of the Aluma Group nor any of their respective officers, directors, employees or representatives will have or be subject to any liability or indemnification obligation to the Purchaser or to any other person resulting from the distribution to the Purchaser, its Affiliates or representatives of, or the Purchaser’s use of, any information relating to the Business, including the CIM and any information, documents or material made available to the Purchaser, whether orally or in writing, in certain "data rooms", management presentations, functional "break-out" discussions, responses to questions submitted on behalf of the Purchaser or in any other form in expectation of the transactions contemplated by this Agreement.

(i)
Brokers. The Purchaser has not engaged any broker or other agent in connection with the transactions contemplated in this Agreement and, accordingly, there is no commission, fee or other remuneration payable to any broker or agent who purports or may purport to have acted for the Purchaser.

SCHEDULE H

REGULATORY APPROVALS

(a)
In the event that the Purchaser, acting reasonably, determines that the Transactions are or may be reviewable under Part IV of the Investment Canada Act, the Purchaser shall have received a notice under the Investment Canada Act (Canada) that the Minister (as defined in the Investment Canada Act) is satisfied that the Transactions are likely to be of net benefit to Canada under the Investment Canada Act.

(b)	Any applicable limits period under the Competition Act following completion of any filings required thereunder in respect of the Transactions shall have elapsed.

(c)	Any waiting period under the HSR Act, if applicable, shall have expired or terminated.

(d)
The Purchaser and the Aluma Group shall have obtained, in form and substance reasonably acceptable to the Parties, the Regulatory Approvals required from all Agencies having jurisdiction thereof for the transfer of title to the Owned Real Property, the assignment of any of the leases of the Leased Real Property and the transfer of any Licenses or Permits required for the operation of the Business at the Real Property or for a change in the use, occupancy or identity of the user and occupier of any of the Real Property.

SCHEDULE I

TERMS AND CONDITIONS OF INDEMNIFICATION

All claims for indemnification by any Indemnified Party under this Agreement will be asserted and resolved as follows:

Third Party Claim

(a)
In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under this Agreement is asserted against or sought to be collected from such Indemnified Party by a person other than an Indemnified Party (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice as soon as practicable and in any event not later than twenty (20) Business Days to the Indemnifying Party. The Indemnified Party shall take all reasonable necessary actions, including commencing Legal Proceedings, to comply with its duty to mitigate its Losses and to preserve all rights in respect of any Third Party Claim. If the Indemnified Party fails to provide the Claim Notice to the Indemnifying Party with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party’s ability to defend against the claim has been actually and materially prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under this Agreement and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

(b)
If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Schedule I then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnifying Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party, which shall not be unreasonably withheld or delayed, or in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages by or for which the Indemnified Party could be liable, with the consent of the Indemnified Party, which may be withheld in its Sole Discretion). The Indemnifying Party will have full control of such defense and proceedings, including (subject to the preceding sentence) any compromise or settlement thereof; provided that, (i) the Indemnified Party shall not settle or compromise any Third Party Claim without the consent of the Indemnifying Party, in its Sole Discretion, if the settlement or compromise may affect the rights and obligations of the Indemnifying Party in any manner, and (ii) if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest and shall provide the Indemnifying Party with reasonable access to all Books and Records. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party, and except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under this Agreement with respect to such Third Party Claim or if the Indemnifying Party has not diligently prosecuted the defense of such Third Party Claim.

(c)
If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party does not desire to defend the Third Party Claim pursuant to this Schedule I, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, or if in the opinion of its counsel, the Indemnified Party may have separate or different defenses available to it that are not available to the Indemnifying Party, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including (subject to the preceding sentence) any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this paragraph, if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favour of the Indemnifying Party, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this paragraph or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this paragraph, and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

Direct Claim

(a)
In the event any Indemnified Party should have a claim under this Agreement against any Indemnifying Party that does not involve a Third Party Claim (a "Direct Claim"), the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such Party’s rights hereunder, provided, however, that such failure does not materially affect the Indemnifying Party’s ability to defend against such claim.

(b)
With respect to any Direct Claim, following receipt of Indemnity Notice from the Indemnified Party of the Direct Claim, the Indemnifying Party shall have 30 days to make such investigation of the Direct Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Direct Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Direct Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Direct Claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction. All Direct Claims of Purchaser shall be made to Aluma Enterprises Inc. as the authorized member of the Aluma Group responsible for administering and resolving Direct Claims, and to the Escrow Agent pursuant to and in accordance with the provisions of the Escrow Agreement. Each member of the Aluma Group (other than Aluma Enterprises) hereby makes, constitutes and appoints Aluma Enterprises as their duly authorized attorney-in-fact to administer and resolve all Direct Claims hereunder. Said power of appointment shall be irrevocable and deemed coupled with an interest. All Direct Claims of any member of the Aluma Group shall be made to Purchaser, and to the Escrow Agent pursuant to and in accordance with the provisions of the Escrow Agreement.

Security for Indemnification Obligations of Aluma Group

All amounts deposited with the Escrow Agent at Closing in accordance with the provisions of this Agreement and the Escrow Agreement shall be held and retained by Escrow Agent as security for the Aluma Group’s obligations hereunder, and shall be disbursed as and when provided in said Escrow Agreement. To the extent any provision contained in this Schedule I conflicts with or contradicts any provision contained in the Escrow Agreement, the provisions set forth in the Escrow Agreement shall control and govern.

Cooperation

The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

Limitations on Indemnification

(a)
Except as otherwise provided below, no claim shall be made for any breach or inaccuracy of covenants, representations and warranties against any Indemnifying Party until the aggregate liability of such Indemnifying Party for Losses suffered or incurred by Indemnified Parties in respect of all such claims exceeds USD$1,500,000 (the "General Deductible"), in which case the Indemnifying Party’s liability to indemnify the Indemnified Party shall commence from the first dollar of Losses in excess of the General Deductible. For purposes of this Schedule I, the Aluma Group shall collectively be deemed to a single party for purposes of determining whether they have liability as an Indemnifying Party and for purposes of determining the amount and availability of the General Deductible or the Special Threshold as provided herein.

(b)
The maximum amount of indemnifiable Losses which may be recovered from the Purchaser on the one hand, or the Aluma Group on the other hand, for breaches of representations and warranties is an amount equal to USD$15,000,000.

(c)	Notwithstanding the foregoing:

(i)
The limitations included in the foregoing paragraphs (a) and (b) shall not constitute a waiver, deductible or limitation with respect to any common law cause of action for fraud against any Indemnifying Party.

(ii)	The General Deductible shall not apply to any breach or inaccuracy of the representations and warranties set forth in §(a), (b), and (i) of Schedule F.

(iii)
The General Deductible shall not apply to any claim for indemnity which the Purchaser may assert under §5.A(b), 5.A(c) (but solely with respect to any of the Excluded Liabilities described in §(a), (b), (c), (d), (e), (f), (i) (subject to the provisions of §6.I), or (q) in the definition of the same set forth in Schedule A) (collectively, the "Specifically Identified Excluded Liabilities"); §5.A(d), 5.A(e), 5.A(f), or 5.A(g); provided, however, any claim of the Purchaser arising in connection with the results of the Equipment Count (excluding a Material Equipment Deficiency) shall be deemed to be a breach of a representation and warranty of the Aluma Group and will be subject to the General Deductible, and any claim of Purchaser arising from a Material Equipment Deficiency shall not be subject to the General Deductible.

(iv)
With respect to any claim for indemnity which the Purchaser may assert under §5.A(c) with respect to any of the Excluded Liabilities, other than the Excluded Liabilities included in the Specifically Identified Excluded Liabilities (collectively, the "Non-Specifically Identified Excluded Liabilities"), for which Losses are equal to or exceed USD $50,000 (the "Special Threshold"), the General Deductible shall not apply. With respect to any claim for indemnity related to a Non-Specifically Identified Excluded Liabilities for which Losses are less than the Special Threshold, the amount of such Losses shall be aggregated with other claim(s) to be applied against the General Deductible, with any such Losses (aggregated with all other Losses) above the General Deducible to be fully collectible by the Purchaser. As used herein, "claim" means a request for indemnity relating to an event, occurrence or breach or a series of related events, occurrences or breaches.

(v)
For purposes of example only, in the event that the Purchaser incurs Losses with respect to a Non-Specifically Identified Excluded Liability in the amount of USD $45,000 (as determined pursuant to this Schedule I), then such Losses will be aggregated with all other Losses subject to the General Deductible, and the Purchaser will be indemnified for the same only in the event and to the extent that the General Deductible has been exceeded. If Purchaser instead incurs Losses with respect to a Non-Specifically Identified Excluded Liability in the amount of USD $55,000 (as determined pursuant to this Schedule I), then such Losses will not be subject to the General Deductible.

Exclusivity

Following Closing, the provisions of this Schedule and the Escrow Agreement shall apply to any claim for breach of any covenant, representation, warranty or other provision of this Agreement or any agreement, certificate or other document delivered pursuant hereto with the intent that all such claims shall be subject to the limitations and other provisions contained in this Schedule. The Purchaser and the Aluma Group acknowledge and agree that following the Closing, the indemnification provisions of §5 shall be the sole and exclusive remedies of the Purchaser and the Aluma Group, respectively, for any breach by the Purchaser on the one hand and the Aluma Group on the other hand of the representations and warranties in this Agreement and for any failure by the other party to perform and comply with any covenants and agreements in this Agreement. Each party hereto shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.

SCHEDULE J

RESTRUCTURING SCHEDULE

The Aluma Group is currently in the process of foreclosing on the three properties on which it holds the RDC Mortgages, as more particularly described in the Disclosure Statement. This process will involve, inter alia, the termination of the leases on the Florida and Maryland properties, the commencement of legal actions against the owner of these properties (Del Commercial Properties Inc. or "DCPI") in Florida and Maryland in order to complete the foreclosures, the commencement of a deficiency action against DCPI in Texas in order to extend the foreclosure to the entire property owned by DCPI (not just the portion secured by the RDC Mortgage), and other actions involving DCPI and these properties.

- -

SCHEDULE L

FUNDED INDEBTEDNESS

Aluma and certain of its subsidiaries are parties to the operating leases (including sub-rental agreements), capital leases and vendor financing agreements more particularly described herein.

Aluma and certain of its subsidiaries are parties to an agreement (dated April 8, 2004 and amended on December 30, 2004) with Wells Fargo Foothill, Inc. for credit facilities to a maximum of $95 million plus USD$7.5 million. These credit facilities consist of: (a) a $30 million term loan; (b) a $35 million term loan; (c) a USD$7.5 operating facility; and (d) an operating facility consisting of a revolving loan and letters of credit to a maximum of $30 million.

Aluma and certain of its subsidiaries are parties to various agreements setting out and amending the indebtedness of those companies and their obligations as principal debtors and/or guarantors of Aluma’s parent Nualt to certain banks, equipment financiers and noteholders (including the guarantee of Nualt debt obligations, as at March 31, 2005 approximately $157,656,000). The most recent restructuring of these obligations is evidenced by a 2001 Amended and Restated Aluma Debt Restructuring Agreement and other agreements entered into in connection therewith dated as of November 28, 2001, as amended by certain agreements dated December 23, 2003 respecting the DRA Assets.

Funded Indebtedness as at 4-30-05

	Currency	Outstanding Balance
Bon L Canada promissory notes	CAD	2,371,184.81
Dalian	USD	16,521.26
FF & F Investments, LLC	USD	382,000.62
For-Shor # 1 and #2	USD	2,183,925.89
GE Capital	CAD	1,192,509.94
Indalex - notes	CAD	1,932,976.06
Modu-Scaff	CAD	635,211.47
Onset Capital Corp.	CAD	29,861.87
Royal Bank (Chesborough)	CAD	2,517,175.12
Royal Bank Co-guaranteed Loan obligation	USD	5,986,241.06
Royal Bank Loan	USD	3,063,772.30
Structform/Hardrock JV	CAD	116,996.00
WFF Term Loan A	CAD	25,500,000.00
WFF Term Loan B	USD	26,621,000.00
WFF Revolver C Loan	USD	2,000,000.00
Revolver	USD	7,639,654.85
Revolver	CAD	8,132,435.85
Outstanding letters of credit	USD	1,665,373.06
Outstanding letters of credit	CAD	900,000.00
Sourced in:
CAD		43,328,351.12
USD		49,558,489.04

SCHEDULE M

INTENTIONALLY BLANK

SCHEDULE M

EMPLOYEES

United States Employees

NAME
Ayers, Sara E.
Babineaux, Jeannett
Banasek, Martin D.
Batchelor, Michael
Benson, David A
Blanco, Brenda
Bogue, Daniel K.
Bogus, Dennis W.
Bohacek, Mike L.
Bolton, Kenneth W.
Brescia, Richard
Bridges, Robert E.
Brouillette, David
Burmeister, James L
Burra, Eswar D
Champness, Caroline
Christie, Wendy D
Clifford, Shawne
Conolly, Joseph E.
Contreras, Paul L
Demitrieus, James M
Deschamps, Walt
Dugger, Stephen L.
Edwards, Cheryl S
Engelke, Susan
Ernandis, Joseph V
Finke, Jeryl
Foskey, David W
Frame, James W.
Gallegos, John
Garcia, Esther M.
Garcia, Robin B.
Genty, Raymond A
Gessert, Daniel C.
Gibson, Amelia C.
Gilpin, Thomas C
Grantham, Paul J
Hagstrom, William W
Hambly, Elizabeth A
Hart, Jeffrey
Haynes, Vickie M
Headrick, Robb S.
Hempen, Gregory S.
Hierro-Figueroa, An
Hill, Donald R.
Hill, Mark D
Hodges, Annette S.
Hogan, Eric E
Hosely, Marcus
Hurst, Larry A.
Husted, Dirce I.
Jackson, Carolyn A
Johnson, Holly
Johnson, Jennifer A
Johnson, Mildred J.
Jones, Frank M
Jones, Jack D
Jones, Phyllis
Jordan, Donald T.
Jorgensen, David
Knowles, John Micha
Lindenbaum, James R
Litchauer, Timothy
Lodgaard, Rick
Malone, Richard L
Mars, Richard Allen
Martinez, Enrique
McKeever, Judy P
Miller, Richard G.
Monk, Timothy A.
Moore, Morris W.
Moore, Richard C.
Morin, Eric E.
Moses, Bryan S
Nash-Adcock, Freya
Nelson, Clifton H.
Nolan, Roger W
Nolf, William N
O'Leary, Nancy
Perryn, William T.
Pflueger, Charles
Purvis, Robert E.
Purvis, Steven B.
Quarles, Stephen W.
Quinn, Rocklyn l
Rasmussen, Timothy
Rich, James W.
Rochin, Dora A.
Rogers, Clyde K
Rowan, William V
Ruiz, Yadira I.
Sargent, David L.
Sargon, Fred
Saunders, Timothy
Schikner, William
Seal, Dorothy J
Sellan, Albert P.
Selmanpakoglu, Ozgu
Sherfy, Priscilla M
Smith, Paula B
Stansell, Dan P.
Stebbins, Stephen A
Stevens, Douglas J.
Stratmeyer, Heidi
Stump, Steven A.
Surges, Jennifer S
Sutton, Susan R.
Swank, Alan D.
Tellez, Brigida
Triem, Wesley R.
Tucker, Jerry
Turner, Carolyn L.
Turner, Karen P
Tweedy, Debra R.
Walker-Seratt, Judy
Walsh, William
Warner, Craig A
White, Kim
Williams, Misty
Willis, Dorothy J
Wilson, Heidi E
Woolfork, Roger
Ygama, Josephine B

Individuals on LTD - not considered active
Kemp, Robert
Lobban, Anthony W.
Pirkle, Edward L

NAME
Adams, Charles S.
Alvarez, Guillermo
Asinsin, Clyde Ikai
Blanca, Martin C
Borja, Alberto
Borja, Guiovanni
Brant, Geary
Brown, Eric L.
Cano, Artemio
Ceja, Benito
Chavire, Eulogio
Cole, James William
Conti, Jacob S
Contreras, Juan
Cortazo, Melquiades
Davis, Jack R.
Denney, Roland B
Diaz, Victor M
Doran, Michael A
Fields, Tyrone
Firelein, Bradley J
Flores, Eleazar
Francis, Aliston
Franklin, Eric
Frausto, Victor G
Freeman, Eric K
Funk, Walter
Galloway, Quentin
Galvan, Enrique G.
Garcia, Oscar O
Granville, Eddie L.
Guzman, Heriberto
Hager, Thomas M.
Harper, Ronald R.
Hernandez, Jose J.
Hinson, Eddie R.
Hodges, Kendell R
Horn, Sylvester
Houston, Rodney D.
Jefferson, Bruce A
Jenkins, Dawn L
John-Pierre, Aaron
Jones, Russell E.
Kechouane, Djillali
Kennedy, Nathan
Kincaid, Peter H
Knotts, Ted J
Lazo, Dagoberto R
Leal, Jose Luis
Lopez, Juan
Lopez, Marco
Malchic, Daniel
Malchic, Otto
Marcano, Ezequiel
Martinez, Francisco
McCormick, James Lo
McCullough, Frank
Mejia, Joel
Mercado, Ismael F.
Monroe, Morgan D.
Moultrie, Johnny B.
Mount, Ashley H.
Munoz, Roberto
Nava, Israel S
Orosco-Serrato, Lui
Ortiz, Hector D
Osborne, Justine J
Pepperdine, James R
Pepperdine, James R
Pepperdine, Michael
Pfeiffer, William P
Pilialoha, Christia
Pleites-Paredes, Sa
Pulliam, Thomas
Purcell, Sterling C
Putnam, Keith
Queen, Harrum H.
Renteria, Isauro G.
Reyes, Pablo
Rhine, Charles
Rodriguez, Jamal
Rodriquez, Francisc
Romero, Esau A.
Sanchez, Jose E.
Santiago, Carlos
Santiago, Rapheal
Shaw, George B
Sherman, William R
Shropshire, Orlando
Singh, Gowtam
Sorrell, Ronald J.
Stiff, Eddie
Stootman, Paul J
Talbott II, Scotty
Taylor, Jeffrey
Thomas, Eric A
Thomas, Michael D.
Tinker, Jeffery L
Trad, Kenneth L.
Vasquez, Francisco
Victor, Anselm A
Washam, Steven J
Williams, Richard L
Wolf, David H.
Zamora, Demetrio P

Canadian Employees

NAME
Adamu, Mohammed
Alexander, Jason
Allen, Stephen
Alvear, Fausto
Ambrossi, Sergio A.
Annett, Kyle
Antonio, Sagaitu
Ayles, Christopher M
Baffoe, Annette
Baggott, Chad
Baloch, Ghulam M.
Balouch, Khalid
Balouch, Zahid
Bath, Gurjit
Benoit, Michel
Berridge, Ivan
Bibaud, Jeremy
Bilal, Saif-Ud-Din
Blagdon, William
Bondi, Christopher
Bozzo, Mario Peter
Breen, Dennis M
Brown, Rudolph
Bruyere, Cory
Campbell, Cory Keith
Canning, Chad
Castilloux, Michel
Cesario, Tony
Chanthanong, Khanthong
Chartrand, Mario
Cluett, Jeremy W
Cluett, Ronald
Cuccione, Anthony
Curlew, Tony
D'Agostino, Julio
Davies, Thomas
Denman, John
Didomenico, Jonathan
DiVittorio, Daniel
Dube, Jean Charles
Dudley, Dan
Duggan, William J
Ertman, Daniel
Faria, Jose F.
Farmus, Jason
Federico, Egidio
Federico, Gianluca
Ferguson, Jake
Ferguson, Jamie
Fernando, Lourd
Folks, Gary J
Frantila, Tony Stephen
Fung, King Sun
Garcia, Ruben
Giordano, Daniel Patrick
Goodyear, Brandon
Goth, Randy
Greco, Phillip O.
Guindon, Terrance
Hailu, Berhane Hauku
Henstock, Sean
Hewlett, Todd
Hung, Alfred Ling
Jabbour, Samir
Johnson, Alfred
Johnston, Kyle
Kaneshalingan, Sivagnanam
Karaminas, Nick
Kellington, Kevin
Kelloway, Leslie
Klein, Gregory
Lamash, Melissa
Learmonth, Robin
Lock, Justin
Mayhew, Dave
McDonald, James
McDonald, Kenton
McLeod, Darren
Mebrahtu, Steve
Meskel, Sahle
Mogus, Daniel
Montemarano, Mario
Okyere-Kwakye, George
Orozco, Carlos Acturo
Osorio, Gustavo T.
Palumbo, Antonio
Ralph, Ronald
Reeve-Newson, Paul
Reid, Jason
Robia, Aiden
Robia, Sheldon
Robinson, Christopher
Rosati, Mario
Roussy, Jean-Yves
Scaglia, Sandro
Scott, Raeburn
Scott, Royden A.
Sham, Andy
Sidana, Rajnish
Stanley, Christopher
Stevenson, Garry
Stoddard, Andrew
Stoddard, Jason
Sunderland, Rennie
Thomas, Daniel
Thompson, Douglas
Threadgill, Kevan
Tremblett, Henry C.
Valoroso, Edmund
Vanier, Vincent
Vardy, Raymond D.
Vickery, Shawn
Walsh, Stephen
Warren, Kyle
Watt, James
Weber, Len
Whitford, Garry
Williams, William E
Zakar, Mohammed Sani

NAME
Adams, Carolyn
Armstrong, William
Ashton, Elham
Barbisan, Emanuele
Bird, Pamela
Blaschuk, Donna
Blot, Michael
Boileau, Norma R.
Borecki, Christy
Bors, John C.
Bos, Sandra E
Brazeau, Denis
Buckshaw, Shelley
Cacouryotis, Anna
Carew, Gary J
Casugay, Nory Julie
Caul, Bruce R
Chaitu, Shanta
Charron, Michelle
Chau, Alexander
Chisena, Rossana C
Cohen, Ygal
Colbourne, James
Cooke, Christopher
Corbeil, Serge
Corcoran, Tony
Corcoran, Val
Cormier, Tammy
Correia, John J.
Coyne, Seamus M.
Crowdis, Philip A.
Cuccione, Tony
Cutrone, Mike A.
Dagenais, Alain
Daines, Paul
De Carli, Dino
Del Duca, Aldo
Dennis, Silvia
Di Domenico, John
Dolson, Christopher
Duern, Ron
Dunn, Raymond
Duquette, Luc
Elliott, Monique
Feener, Gordon
Ferguson, Robert
Fogleman, Sheila
Fowler, Mark B
Gagnier, Roger
Gall, Christine Anne
Gillespie, Kenneth M
Giordano, Rob
Giordano, Vito
Giuliani-Schopp, Rosa
Gould, Adriana
Greenly, Robert Troy
Gyambibi, Samuel
Habza, Cathy
Habza, Sarah
Hamilton, Mark
Haunn, Terry
Herrmann, Peter
Hill, Gary E.
Hiller, Bob
Hung, Ling Kei
Hunter, James
Hyde-Andrichuk, Dean
Ip, Thomas
Jodoin, Jany
Johnson, Karen
Johnson, Rodney
Jones, Michael G.
Karakach, George
Kelly, Laura
Kendall, Judy
King, Lesia
King, Peter
Kitson, Mary
Klein, Walter G
Kutcher, Lisa
Lafortune, Nicole
Lamash, Ray
Lavigne, Benoit
Lecours, Ronald
Legault, Nicolas
Lehman, Calvin
Lem, Edward
Levandier, Richard
Lima, Louis
Lindenbach, Mark
Lohnes, Louanne
Lussier, Marcel
Lussier, Pascal
Mackeigan, Wayne J
MacPherson, Colin
Makarowski, Linda
Marchand, Marie-Jose
Marchesani, Esther
Matchem, Kerry J
Maynard, Corey
McColm, Bobbi-Jo
McCullum, Matthew
McGuigan, Sharon A.
McLeod, Dan
Mombourquette, Ron
Moo-Yong, Ryan
Moran, Rick
Mortimer, Leigh-Ann
Mullins, Natasha
Myles, Raye
Nielsen, Finn
Omar, Adel
Pafford, Cecilia
Paly, Brian W
Pannunzio, Josie
Panton, Gordia
Pawluk, Laura
Peng, Weifeng
Philips-Statz, Wendy
Pinksen, Judy A.
Pomeroy, Gail
Popescu, Camelia
Purvis, Charlene
Reeves, Sarah
Reyes, Armando
Ropp, Norman W
Sanchez, Sonia
Saunders, Katrina
Scala, Joseph
Schaefer, Peter
Schneider, Carolyn
Scott, Stephen R.
Seaward, Ken
Sell, Matthew D.
Shapko, David
Sharon, Timothy
Shears, Barbara
Sherburne, Roger
Shetler, Alan P.
Sidana, Seema
Siruno, Elmer
Slaunwhite, Phillip N.
Smith, Andrew
Spackman, Jenny
Spurrell, Colin
Steer, Ian
Stillo, Giuseppe
Sturgeon, Peter
Testani, Annamaria
Tourigny, Pierre
Vacilotto, Nadia
Vidler, Barry R.
Warawa, Carrie-Ann
Warwick, Jennifer
Waters, Dana
Watkin, Paul
Watkins, Darryl
Watt, Gordon
West, Glenn
Whalen, Jocelyn
Willis, Sera Jane H.
Woodliffe, Douglas
Yamani, Adnan
Yang, Jun

NAME
Young, Pamela
Gustke, Sheri Ann
Kwok, Kwan
Levesque, France
Nickerson, Kerri
Vastano, Lorena
Lekic, Daniela
Macura-Sukiban, Mirjana

NPY ACTIVE

NAME
Alexander, Ian Roland
Alvarez, Luis F.
Anuseva, Katerina
Au, Clarence
Aulestia, Luis A
Baccus, Bibi
Banjongpanith, Pasa
Battello, Caterina
Becker, Allan J
Black, Stephen
Branch, William
Brescia, Richard
Brodie, Ravindran
Calaminici, Matthew
Campbell, Catherine
Casa, Mary
Chong, Christine
Choudhury, Indrajit
Chugh, Sindhu
Clemons, Ronda
Coates, Brian A.
Cousens, Terry A
Cowan, Scott
Davidson, Susan
Demitrieus, James M
Dial, Franca
Dukhilall, Carole
Durno, Alison
Earnshaw, Chris
Evans, John
Evans, Lori
Ferrari, Paula
Gaudette, Janice L.
Ghaly, Sherif
Giordano, Johnny
Gorrie, Andrew
Grewal, Jasvir
Gutierrez, Ciro
Gutierrez-Pena, Jose Ramon
Hannigan, Paul
Henderson, Randal
Hicks, Karla
Ignat, Corina
Kaur, Amrit
Khazen, John
Kikkos, Christos
Kirkpatrick, Alan
Kulchyski, Murray
Lai, Mabel
Lai, Peter
Latafat, Faran
Lawrie, Alison
Lee, Sui Ling
Lio, Joe
Lobo-Guerrero, German
Loree, Stanley
McGowan, C.David
McKendrick, Andrew
Mian, Mara
Mitchell, Alphanso
Morrison, Heather
Najmi, Hossein
Namocatcat, Roland
Obeid, Mawafaq
Obersterescu, Ovidiu
Peters, Kaleesha
Petroff, Peter J.
Peyiotis, Charalambos T
Pichette, Michael
Pittet, Deborah
Pollock, Jayne
Poon, Jack
Popescu-Stefan, Cristian
Prinold, David
Prokaska, Anne
Quattrociocchi, Paula
Qureshi, Aijaz
Ricci, Giuseppina
Robles, Michelle
Rogers, Peter
Roudenko, Elena
Sachdeva, Vikas
Schumann, Renee
Shaw, Kathleen A.
Shurety, Catherine
Singh, Anoop
Solomou, Solomos
Tisdall, Stephen
Tolovski, Jonce
Tower, Jason
Vanderlinden, Linda
Vishnever, Slava
Wang, Jason
Ward, Patsy
Wilson, Stephen
Xu, Guoxiang
Xu, Minghui
Young, Gayle

SCHEDULE N

ALUMA MATERIAL CUSTOMER CONTRACTS

Consent from the Aluma Creditors.

Shareholder approval and consent to the proposed asset transfers.

Shell Canada Limited

Suncor Energy, Inc.

Syncrude Canada, Ltd.

Jacobs Catalytic Ltd.

"Branch Leases" as set out under Leased Real Property.

- -

SCHEDULE O

TRANSACTION BONUSES

Aluma expects to pay a transaction bonus upon completion of the transactions contemplated by this Agreement in an amount equal to one percent of the Purchase Price payable to the Aluma Group's senior managers at the sole discretion of the Chief Executive Officer and with the approval of the Compensation Committee of the board of directors of Aluma.

- -

SCHEDULE P

NOTICE UNDER COLLECTIVE BARGAINING AGREEMENTS

[Printed on Letterhead of applicable Aluma Group company]

[Name/Address of Collective Bargaining Unit]

[Name/Address of Multiemployer Plan to which Aluma Group Company contributes on behalf of employees in Collective Bargaining Unit]

Re: Sale of Assets

Gentlemen:

Please be advised that ________________________ [NAME OF ALUMA GROUP COMPANY] (the "Company") has entered into an asset purchase agreement (the "APA") pursuant to which Brand Services, Inc. or its designee ("Brand") will purchase substantially all of the assets of the Company. The closing of the transaction is anticipated to occur on ______________, 2005.

As a result of the transaction, the Company will cease all operations within the jurisdiction of the ___________________________ [NAME OF COLLECTIVE BARGAINING AGREEMENT] and thus will cease making contributions to the _________________________ [NAME OF MULTIEMPLOYER PLAN] (the "Plan").

Yours very truly,

[Authorized Officer of Company]

- -

SCHEDULE Q

RENTAL FLEET FORECAST

Rental Fleet Cost Projection (CAD millions)

	Total
	Apr	May	Jun	Jul	Aug	Total
Rental Fleet Additions	13.3	4.8	4.9	1.1	1.1	25.1
Disposals	(3.8)	(0.8)	(2.6)A	(0.8)	(0.8)	(8.8)
Sub-total	9.5	4.0	2.3	0.3	0.3	16.3
ABN financing*	0.0	1.2	0.7	0.0	0.0	1.9
Sub-total	9.5	5.2	3.0	0.3	0.3	18.2
Opening capital @ cost	227.80	237.30	242.50	245.50	245.75	227.80
Closing capital @ cost	237.30	242.50	245.50	245.75	246.00	246.00

A Includes 1.8 million at cost from potential Suncor sale of equipment

* Future capital lease treatment as per APA